SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	x
Filed by a Party other than the Registrant	o
Check the appropriate box:
o Preliminary Proxy Statement	o Confidential, for Use of the Commission only(as permitted by Rule 14a-6(e)(2))
X Definitive Proxy Statement
o Definitive Additional Materials
o Soliciting Material Pursuant to Rule 14a-12

ALLEGIANT TRAVEL COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

x	No fee required.
o	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
o	Fee paid previously with preliminary materials.
o
Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ALLEGIANT TRAVEL COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Allegiant Travel Company:

NOTICE IS HEREBY GIVEN that the annual meeting of Stockholders of Allegiant Travel Company (the "Company") will be held at our company headquarters at 8360 S. Durango Drive, Las Vegas, Nevada 89113 on Wednesday, June 18, 2014 at 10:00 a.m. local time, for the following purposes:

(1) To elect Directors;

(2) To vote on a proposal to approve, on an advisory basis, the compensation of our named executive officers;

(3) To ratify the selection by the audit committee of our board of directors of the firm of Ernst & Young, LLP as our independent registered public accountants for the year ending December 31, 2014;

(4) To approve the Allegiant Travel Company 2014 Employee Stock Purchase Plan;

(5) To consider and vote on a stockholder proposal; and

(6) To transact such other business as may properly come before the meeting.

Holders of the Common Stock of record at the close of business on April 21, 2014 will be entitled to notice of and to vote at the meeting.  A list of stockholders will be available at the annual meeting.

It is important that your shares be represented at the annual meeting to ensure the presence of a quorum. Whether or not you expect to be present in person at the meeting, please vote your shares by signing and dating the accompanying proxy and returning it promptly in the enclosed postage paid reply envelope.  This will assist us in preparing for the meeting.

By Order of the Board of Directors,

Jude I. Bricker,
Secretary
May 21, 2014
Las Vegas, Nevada

ALLEGIANT TRAVEL COMPANY
8360 S. Durango Drive
LAS VEGAS, NEVADA 89113
(702) 851-7300

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 18, 2014

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our board of directors to be voted at the annual meeting of our stockholders to be held on June 18, 2014, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  Our annual meeting of stockholders will be held at our company headquarters at 8360 S. Durango Drive, Las Vegas, Nevada 89113, on Wednesday, June 18, 2014, at 10:00 a.m. local time.  This proxy statement and accompanying form of proxy will be first sent or given to our stockholders on or about May 21, 2014.  Our annual report for the year ended December 31, 2013, is being sent to each stockholder of record along with this proxy statement.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, our stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and ratification of our independent registered public accountants.  In addition, our management will report on our performance during the 2013 year and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 21, 2014, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting.  Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.  Seating, however, may be limited.  Admission to the meeting will be on a first-come, first-served basis.  Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business.  As of the record date, we had 17,907,926 shares of common stock outstanding.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

To vote you must complete and return a written proxy card.

You can also vote in person at the meeting, and submitting your voting instructions by proxy card will not affect your right to attend and vote.  “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes.  Even after you have voted by written proxy card, you may change your vote at any time before the proxy is exercised by filing with our secretary either a written notice of revocation or a duly executed proxy bearing a later date.  The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.  All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Allegiant Travel Company, 8360 S. Durango Drive, Las Vegas, Nevada 89113, Attention Jude Bricker, Secretary.

What are the recommendations of our board of directors?

Unless you give other instructions when voting, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors.  Our board recommends a vote FOR election of the nominated slate of directors, FOR approval of the advisory vote of the compensation of our named executive officers, FOR the ratification of Ernst & Young, LLP as our independent registered public accountants, FOR approval of the Allegiant Travel Company 2014 Employee Stock Purchase Plan and AGAINST the stockholder proposal relating to majority vote for director elections.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.  The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors.  A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Abstentions are included in the shares present at the meeting for purposes of determining whether a quorum is present. Broker non-votes (when shares are represented at the meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are also included in the determination of the number of shares represented at the meeting for purposes of determining whether a quorum is present.  Because directors are elected by a plurality of the votes cast, votes to “WITHHOLD AUTHORITY” with respect to one or more nominees and any abstentions and broker non-votes will not be counted and will not have an effect on the outcome of the election.

Other Items.  To approve the compensation of our named executive officers, to approve the ratification of our independent registered public accountants, to approve the Allegiant Travel Company 2014 Employee Stock Purchase Plan, to approve the stockholder proposal and for each other item, the resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition of the resolution. Abstentions and broker non-votes are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker non-votes will not have any effect on the proposals to approve the compensation of our named executive officers, to ratify the appointment of our independent registered public accountants, to approve the Allegiant Travel Company 2014 Employee Stock Purchase Plan or regarding majority vote for directors.

Our management knows of no matter to be brought before the meeting other than the election of directors and those other items described in this proxy statement.  If, however, any other matters properly come before the meeting, it is intended that the proxies will be voted in accordance with the judgment of the person or persons voting such proxies.

How will proxies be solicited?

Proxies will be solicited by mail.  Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services.  Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock.  We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes.  This proxy statement and our annual report are available on our web site, www.allegiant.com.

STOCK OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table shows information known to us with respect to beneficial ownership of our common stock as of April 25, 2014, by (A) each director, (B) each of the executive officers named in the Summary Compensation Table beginning on page 20, (C) all executive officers and directors as a group and (D) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock.

Each stockholder’s percentage ownership in the following table is based on 17,905,926 shares of common stock outstanding as of April 25, 2014 and treating as outstanding all options and stock settled stock appreciation rights held by that stockholder and exercisable within 60 days of April 25, 2014.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Maurice J. Gallagher, Jr. (1)	3,871,841	21.6%
T. Rowe Price Associates, Inc. (2)	2,703,379	15.1%
Renaissance Technologies, LLC (3)	1,296,300	7.2%
BlackRock, Inc. (4)	1,242,142	6.9%
Wasatch Advisors, Inc. (5)	1,176,939	6.6%
The Vanguard Group (6)	954,798	5.3%

Executive Officers and Directors:
Maurice J. Gallagher, Jr. (1)	3,871,841	21.6%
Montie Brewer (7)	8,000	*
Gary Ellmer (8)	3,000	*
Andrew C. Levy (9)	158,371	*
Linda A. Marvin (10)	2,000	*
Charles W. Pollard (11)	2,000	*
John Redmond (12)	29,750	*
Scott M. Allard (13)	11,250	*
Jude I. Bricker (14)	10,470	*
Scott Sheldon (15)	9,513	*
All executive officers and directors as a group (10 persons) (16)	4,106,195	22.8%

*	Represents ownership of less than one percent.

(1)
The address of Maurice J. Gallagher, Jr., is 8360 S. Durango Drive, Las Vegas, Nevada 89113. These shares include 257,200 shares of common stock held by two entities controlled by Mr. Gallagher. The shares also include options to purchase 4,215 shares which are presently exercisable and 7,473 shares of restricted stock not yet vested. Of Mr. Gallagher's ownership, 800,000 shares are pledged under a line of credit agreement with a balance of less than 10% of the value of the pledged stock as of April 2014.

(2)
Information is based on a Schedule 13G/Amendment No. 4 filed with the Securities and Exchange Commission on February 11, 2014, by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. The Schedule 13G/Amendment No. 3 reports that as of December 31, 2013, T. Rowe Price New Horizons Fund, Inc. (an investment fund) has sole voting power over 1,548,412 shares and T. Rowe Price Associates, Inc. (an investment adviser) has sole voting power over 478,412 shares and sole dispositive power over 2,703,379 shares. The address of these beneficial owners is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)
Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2014, by Renaissance Technologies, LLC ("RTC") and Renaissance Technologies Holdings Corporation ("RTHC"). The Schedule 13G reports that as of December 31, 2013, RTC (an investment adviser) and RTHC by virtue of its majority ownership of RTC, have sole voting and dispositive power over the shares indicated. The address of this beneficial owner is 800 Third Avenue, New York, NY 10022.

(4)
Information is based on a Schedule 13G/Amendment No. 4 filed with the Securities and Exchange Commission on January 28, 2014, by BlackRock, Inc.  The Schedule 13G/Amendment No. 4 reports that as of December 31, 2013, BlackRock, Inc. has sole voting power over 1,209,751 shares and sole dispositive power over 1,242,142 shares which are owned by various subsidiaries of BlackRock, Inc. with no subsidiaries owning more than 5% of our outstanding common stock. The address of this beneficial owner is 40 East 52nd Street, New York, NY 10022.

(5)
Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2014, by Wasatch Advisors, Inc. as an investment adviser. The Schedule 13G reports that as of December 31, 2013, Wasatch Advisors, Inc. has sole voting and dispositive power over the shares indicated. The address of this beneficial owner is 505 Wakara Way, Salt Lake City, UT 84108.

(6)
Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2014, by The Vanguard Group as an investment adviser. The Schedule 13G reports that as of December 31, 2013, The Vanguard Group beneficially owns the indicated shares with sole voting power over 20,173 shares, sole dispositive power over 934,825 shares and shared dispositive power over 19,973 shares. The address of this beneficial owner is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)	Includes 1,000 shares of restricted stock held by Mr. Brewer not yet vested as of the date of this proxy statement.

(8)	Includes 1,000 shares of restricted stock held by Mr. Ellmer not yet vested as of the date of this proxy statement.

(9)
Includes 23,622 shares of restricted stock held by Mr. Levy not yet vested and options to purchase 46,388 shares which are presently exercisable.  Also includes 33,471 shares which Mr. Levy could acquire upon exercise of his currently vested stock appreciation rights based on the closing market price per share on April 25, 2014 ($116.92), and the strike price of such SARs ($38.65).  The actual number of shares that may be acquired upon the exercise of these SARs will vary depending on the market price of our common stock at the time of exercise.

(10)	Includes 1,500 shares of restricted stock held by Ms. Marvin not yet vested as of the date of this proxy statement.

(11)	Includes 1,000 shares of restricted stock held by Mr. Pollard not yet vested as of the date of this proxy statement.

(12)	Of Mr. Redmond's ownership, 500 shares are in a collateral account securing a line of credit with no current amount outstanding as of April 2014.

(13)	Includes 6,737 shares of restricted stock held by Mr. Allard not yet vested as of the date of this proxy statement.

(14)	Includes 8,428 shares of restricted stock held by Mr. Bricker not yet vested as of the date of this proxy statement.

(15)	Includes 6,737 shares of restricted stock held by Mr. Sheldon not yet vested as of the date of this proxy statement.

(16)	See footnotes 1, 7, 8, 9, 10, 11, 12, 13, 14 and 15.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding options, warrants and other rights to acquire equity securities under our equity compensation plans as of December 31, 2013:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (b)

Equity compensation plans approved by security holders	281,631	$53.93	1,373,607
Equity compensation plans not approved by security holders	None	N/A	None
Total	281,631	$53.93	1,373,607

(a)
The shares shown as to be issued under equity compensation plans approved by our security holders excludes restricted stock awards as these shares are deemed to have been issued. In addition to the above, there were 145,247 shares of nonvested restricted stock as of December 31, 2013.

(b)
The shares shown as remaining available for future issuance under equity compensation plans is reduced for cash-settled stock appreciation rights (“SARs”).  Although, these cash-settled SARs will not result in the issuance of shares, the number of cash-settled SARs reduces the number of shares available for other awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to transactions during 2013 through the date of this statement, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, executive officers and persons who own more than 10% of our equity securities have been complied with except that Form 4's to report equity awards granted to our executive officers (Messrs. Gallagher, Levy, Allard, Kris Bauer, Bricker and Sheldon) in March 2013 were reported two days late.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our by-laws provide that there shall be seven directors.  Each year, all members of our board of directors are to be elected.  All directors serve for a one-year term.

The following table sets forth certain information with respect to our board of directors as of April 30, 2014:

Name	Age	Position	Director Since (1)
Maurice J. Gallagher, Jr.	64	Chief Executive Officer, Chairman of the Board	2001
Montie Brewer (2)(3)	56	Director	2009
Gary Ellmer (3)(4)	60	Director	2008
Andrew C. Levy	44	Chief Operating Officer, Director, President	2013
Linda A. Marvin (3) (4)	52	Director	2013
Charles Pollard (2) (4)	56	Director	2009
John Redmond (2) (4)	54	Director	2007

(1)	Each director serves for a one-year term with all directors being elected at each stockholders’ meeting.

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

(4)	Member of the Audit Committee

Nominees for Election as Directors

All of our directors are to be elected at this annual meeting.  The nominating committee of our board of directors has recommended, and our board of directors has approved, the nomination of all existing board members for reelection for a one-year term expiring in 2015.  Each elected director will hold office until his term expires and until his successor is duly elected and qualified.

It is the intention of the persons named in the accompanying proxy form to vote for the election of all nominees unless otherwise instructed.  If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the accompanying proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

Below are the principal occupations and business experience, for at least the past five years, of each nominee.  In addition, experience and qualifications is provided below which led the board of directors to conclude that each person should serve on the board:

Maurice J. Gallagher, Jr. has been actively involved in the management of our company since he became our majority owner and joined our board of directors in 2001. He has served as our chief executive officer since 2003 and was designated Chairman of the Board in 2006. Prior to his involvement with Allegiant, Mr. Gallagher devoted his time to his investment activities, including companies which he founded. One of these companies was Mpower Communications Corp., a telecommunications company, for which he served as acting chief executive officer from 1997 to 1999 and as chairman of the board from its inception in 1996 until 2002. Mr. Gallagher was one of the founders of ValuJet Airlines, Inc. (the predecessor of  AirTran Holdings, Inc.) and served as an officer and director of ValuJet from its inception in 1993 until 1997. From 1983 until 1992, Mr. Gallagher was a principal owner and executive of WestAir Commuter Airlines.

As the founder of our business strategy and as our chief executive officer for the last 13 years, Mr. Gallagher provides invaluable strategic direction, innovation and experience to our board.

Montie R. Brewer was elected to our board in October 2009.  Mr. Brewer was elected to the board mid-term at the recommendation of our chief executive officer.  Mr. Brewer served in senior management roles for Air Canada from 2002 until April 2009, serving as its president and chief executive officer from December 2004 until April 2009.  Mr. Brewer served on the board of directors of Air Canada from 2002 until April 2010.  Prior to Air Canada, Mr. Brewer served as senior vice president-planning for United Airlines and previously worked at Northwest Airlines, Republic Airlines, Braniff and TransWorld Airlines, beginning his employment in the airline industry in 1981.  Mr. Brewer served as an executive officer of United Airlines from 1988 until 2002.  Mr. Brewer has also served as a director of Aer Lingus, an airline, since January 2010.

Mr. Brewer’s prior experience as chief executive officer of Air Canada for more than four years and his more than 28 years in management positions at multiple airlines provide the background for a conclusion that he is a valuable addition to our board.

Gary Ellmer was elected to our board in May 2008.  Mr. Ellmer served in senior management positions for ATA Airlines from September 2006 until February 2008, serving as chief operating officer from September 2007 until February 2008.  ATA filed for Chapter 11 bankruptcy protection in April 2008.  From April 2006 until August 2006, Mr. Ellmer served as vice president, business development for American Eagle Airlines and served as president and chief operating officer of Executive Airlines/American Eagle Caribbean from 2002 until 2006.  From 1998 until 2002, he served in various officer positions for American Eagle Airlines, Business Express Airlines and WestAir Commuter Airlines.

Mr. Ellmer’s service as chief operating officer of three airlines and more than 26 years of experience in the airline industry provide significant experience with regard to airline operations to support a conclusion that he should continue to serve on our board.

Andrew C. Levy was elected to our board in October 2013. Mr. Levy has served as an officer of Allegiant since 2001 and as Company President since October 2009 and as Chief Operating Officer since October 2013. As President and Chief Operating Officer, Mr. Levy is responsible for all commercial and financial aspects of the business. Previously, he held titles of Managing Director and Chief Financial Officer for the Company. Mr. Levy served as our chief financial officer from October 2007 until May 2010. From 1998 to 2001, Mr. Levy held various management positions at Mpower Communications. From 1996 to 1998, Mr. Levy worked on airline advisory and transactional work as a vice president with Savoy Capital, an investment company focused on the aviation sector. From 1994 to 1996, Mr. Levy held various positions with ValuJet Airlines.

Mr. Levy is a graduate of Washington University in St. Louis and received a JD from the Emory University School of Law.

As Mr. Levy has been on the executive management team for the last 13 years and has helped drive our profitability, growth and strategic direction and in light of his assumption of the role of chief operating officer, the board determined it would be in the best interest of our stockholders to add him to the board in October 2013.

Linda A. Marvin was elected to our board in January 2013.  Ms. Marvin served as chief financial officer of the Company from 2001 until 2007 and consulted with the Company on a part-time basis until May 2008. Since then, Ms. Marvin has dedicated her time to philanthropic activities and her private investments.  She has served as an officer of The Animal Foundation since January 2010 and has since February 2013 served as its chairman. She is also an active member of the United Way's Women's Leadership Council. From 1996 through 2001, Ms. Marvin held various management positions for Mpower Communications, including chief financial officer and senior vice president of finance. Prior to that, she was involved in the airline industry in various finance and accounting roles with Business Express/Delta Connection and with WestAir Commuter Airlines and earlier in her career, served an audit manager with KPMG Peat Marwick.

Ms. Marvin’s experience as chief financial officer of the Company and her background in the airline industry add valuable knowledge to our board.

Charles W. Pollard was elected to our board in June 2009.  Mr. Pollard served in various executive positions for Omni Air International from 1997 until July 2009, including as its president and chief executive officer from January 2007 until September 2008. Prior to his employment with Omni Air International, Mr. Pollard served in various executive positions for World Airways from 1987 until 1997, including as president and chief executive officer from 1993 to 1997.  Mr. Pollard began his career as an attorney in the corporate practice group of Skadden, Arps, Slate, Meagher & Flom LLP from 1983 to 1987.  Mr. Pollard has also served as a director of Air Partner, PLC since June 2009 and as a director of Aircastle Limited since June 2010.

Mr. Pollard’s experience as chief executive officer of both Omni Air International and World Airways and his corporate law background provide a skill set of particular value to our board.

John Redmond was originally elected to our board in October 2007 and served until June 2013, when he resigned to assume a full-time commitment in Australia. His commitment in Australia is now completed and he was once again designated to serve on the board in April 2014. From January 2013 until April 2014, Mr. Redmond served as managing director and chief executive officer of Echo Entertainment Group, Ltd., a gaming and hospitality company.  From 2007 until January 2013, Mr. Redmond devoted his time to his private investments.  Mr. Redmond served as president and chief executive officer of MGM Grand Resorts, LLC and a director of its parent company, MGM Mirage, from 2001 until August 2007.  Prior to that, he served as co-chief executive officer and a director of MGM Grand, Inc. from December 1999 to March 2001.  He was president and chief operating officer of Primm Valley Resorts from March 1999 to December 1999 and senior vice president of MGM Grand Development, Inc. from August 1996 to February 1999.  He served as vice-chairman of MGM Grand Detroit, LLC from 1998 to 2000 and chairman from 2000 until August 2007.  Prior to 1996, Mr. Redmond was senior vice president and chief financial officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc.  Mr. Redmond has served as a director of Vail Resorts, Inc. since March 2008, of Tropicana Las Vegas Hotel and Casino, Inc. from July 2009 until June 2013 and of Echo Entertainment Group Limited from September 2011 until April 2014.

Mr. Redmond’s prior experience as chief executive officer of MGM entities and extensive prior experience with other resorts provide a travel industry perspective not shared by the other members of our board.  With the importance of ancillary revenue to our profitability and with the sale of hotel rooms being the largest individual component of our third party ancillary revenue, Mr. Redmond’s input is particularly valuable to our board.

Our board of directors recommends that stockholders vote FOR each of the nominees to our board of directors.  Please note that proxies cannot be voted for more than seven directors.

Director Independence

Our board of directors has determined that all of our directors other than Maurice J. Gallagher, Jr. and Andrew C. Levy are independent under the rules of the Nasdaq Stock Market.  As Mr. Gallagher and Mr. Levy do not serve on any of the board’s committees, all committee members are independent under the rules of the Nasdaq Stock Market.

Committees of the Board of Directors

We have a standing audit committee, compensation committee and nominating committee.  Each committee has the right to retain its own legal and other advisors.

Audit Committee

The audit committee is currently comprised of Gary Ellmer, Linda Marvin, Charles Pollard and John Redmond, each of whom is independent under the rules of the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. Linda Marvin has been identified as the audit committee financial expert. As Mr. Redmond did not serve as a director between June 2013 and April 2014, he is not a signatory to the Audit Committee Report included in this proxy statement with respect to our 2013 financial statements. Our audit committee met five times during the 2013 year.

Our board of directors has adopted a charter for the audit committee setting forth the structure, powers and responsibilities of the audit committee. A copy of the audit committee charter can be found on our website at www.allegiant.com by clicking on “About Allegiant”, then “Investor Relations”, then “Corporate Governance” and then “Committee Charters”.  Pursuant to the charter, the audit committee will be comprised of at least three members appointed by the board of directors, each of whom shall satisfy the membership requirements of independence, financial literacy or accounting or financial expertise as prescribed by applicable rules.

The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the auditors are independent of management.

Compensation Committee

The compensation committee is comprised of Messrs. Brewer, Pollard and Redmond, each of whom is a non-employee director and is independent under the Nasdaq Stock Market listing standards.  As Mr. Redmond did not serve as a director between June 2013 and April 2014, he is not a signatory to the Compensation Committee Report included in this proxy statement with respect to our 2013 executive compensation. Our compensation committee met three times during 2013 including action taken by the committee as a part of full board meetings.

Our board of directors has adopted a charter for the compensation committee setting forth the structure, powers and responsibilities of the compensation committee.  A copy of the charter of the compensation committee can be found on our website at www.allegiant.com by clicking on “About Allegiant”, then “Investor Relations”, then “Corporate Governance” and then “Committee Charters.”

The compensation committee determines our compensation policies and forms of compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and certain other employees. In addition, the compensation committee reviews and determines stock-based compensation for our directors, officers, employees and consultants and administers our long-term incentive plan. Our chief executive officer and chairman of the board, Maurice J. Gallagher, Jr., and our president and chief operating officer, Andrew C. Levy, provide input to the compensation committee in making compensation decisions for our other executive officers.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee ever served as officers or employees of our company.  No interlocking relationship existed during the 2013 year between any executive officer of ours and the board of directors or compensation committee of another company.

Nominating Committee

The nominating committee is authorized and empowered to submit to the entire board of directors for its approval the committee’s recommendations for nominees to the board of directors.  The nominating committee consists of Montie Brewer, Gary Ellmer and Linda Marvin.  All of the current members of our nominating committee are independent under the rules of the Nasdaq Stock Market. Our nominating committee met one time during the 2013 year.

The responsibilities of the nominating committee are to identify individuals qualified to become board members, recommend director nominees to the board of directors prior to each annual meeting of stockholders and recommend nominees for any committee of the board. A copy of the charter of the nominating committee can be found on our website at www.allegiant.com by clicking on “About Allegiant”, then “Investor Relations”, then “Corporate Governance” and then “Committee Charters”.

To fulfill its responsibilities, the nominating committee will periodically consider and make recommendations to the board regarding what experience, talents, skills and other characteristics the board as a whole should possess in order to maintain its effectiveness.  In determining whether to nominate an incumbent director for reelection, the nominating committee will evaluate each incumbent’s continued service, in light of the board’s collective requirements, at the time such director comes up for reelection.  When the need for a new director arises (whether because of a newly created board seat or vacancy), the nominating committee will proceed by whatever means it deems appropriate to identify a qualified candidate or candidates.  The nominating committee will review the qualifications of each candidate.  Final candidates generally will be interviewed by our chairman of the board and one or more other board members.  The nominating committee will then make a recommendation to the board based on its review, the results of interviews with the candidate and all other available information.  Our board makes the final decision on whether to invite the candidate to join the board.

The nominating committee’s charter provides general qualifications nominees should meet.  These qualifications include the following:

·
Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders.  They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.  We endeavor to have a board representing experience in areas that are relevant to our business activities.

·
Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the board for an extended period of time.  Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, which would reasonably be expected to adversely affect his or her ability to perform the duties of a director.

·
A director should disclose the director’s consideration of new directorships with other organizations so that the board can consider and express its views regarding the impact on the director’s service to us.  The nominating committee and the board will consider service on other boards in considering potential candidates for nomination to stand for election or re-election to our board.  Current positions held by directors may be maintained unless the board determines that doing so would impair the director’s service to our board.

Any stockholder may nominate a person for election as a director at a meeting of stockholders at which the nominating stockholder is entitled to vote by following certain procedures.  These procedures generally require that certain written information about the nominee and nominating stockholder be delivered or mailed and received at our principal executive offices, to the attention of our corporate secretary, not less than 120 calendar days in advance of the date of the notice of annual meeting released to stockholders in connection with the previous year’s annual meeting of stockholders.

In addition, the nominating committee will consider for inclusion in the board’s annual slate of director nominees candidates recommended by significant, long-term stockholders.  A significant long-term stockholder is a stockholder, or group of stockholders, that beneficially owned more than 5% of our voting stock for at least two years as of the date the recommendation was made and at the record date for the stockholder meeting.  In order for such a nominee to be considered for inclusion with the board’s slate, the nominating stockholder shall submit a timely nomination notice in accordance with the procedures above.  The nominating stockholder should expressly indicate in the notice that such stockholder desires that the board and nominating committee consider the stockholder’s nominee for inclusion with the board’s slate of nominees for the meeting.  The nominating stockholder and stockholder’s nominee should undertake to provide, or consent to our obtaining, all other information the board and nominating committee request in connection with their evaluation of the nominee.

A stockholder nominee submitted for inclusion in the board’s slate of nominees should meet the criteria for a director described above.  In addition, in evaluating stockholder nominees for inclusion with the board’s slate of nominees, the board and nominating committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat, taking into account the then-current composition of our board.  The nominating committee would expect to use the same procedures to evaluate nominees for director whether recommended by a stockholder or recommended by another source.  To date, we have not received any board nominee recommendations from stockholders.

Our board has determined that we are benefited by having a small board with directors with substantial relevant industry experience.  The board does not anticipate any imminent changes to the composition of the board, but expects the nominating committee to consider diversity as well as relevant industry experience in identifying nominees for director in the future.

The nominating committee continues to evaluate its policies and procedures regarding stockholder nominations in light of changing industry practices and regulation.  The policies and procedures described above are subject to change.

Meetings of our Board of Directors

Our board of directors met six times during the 2013 year.  Each of our incumbent directors attended at least 75% of the total of all board and committee meetings he was entitled to attend during the 2013 year.  It is our policy to encourage board members to attend each annual meeting of stockholders so that the board is adequately represented.  Three of the current members of our board of directors attended our annual stockholders’ meeting in 2013.

Independent members of our board may be contacted by letter directed to the named member in care of Allegiant Travel Company, Corporate Secretary, 8360 S. Durango Drive, Las Vegas, Nevada 89113.  The sealed envelope will be sent on to the addressee by our corporate secretary.

Board Leadership Structure

We believe our chief executive officer, Maurice Gallagher, Jr., is best suited to serve as chairman of the board as he is our largest stockholder, and he has led the development and implementation of our business strategy since he acquired a majority interest in the Company in 2001.  As chairman and chief executive officer, Mr. Gallagher provides clear direction for both the operations of our Company and board deliberations, and as a result of his stock ownership position and his service without any base compensation, his interests are fully aligned with those of our stockholders.  Although we do not have a lead independent director, the independence and extensive relevant industry experience of all of our non-executive directors provide balance and an appropriate check on the governance of our Company.  The independent directors meet outside the presence of Mr. Gallagher and Mr. Levy on a quarterly basis with the chairmanship of the meeting rotating among the independent directors.  Further, it is important to note that all of our directors are elected annually, the board receives updates on our operating strategies from the chief executive officer and other members of senior management at each quarterly board meeting and financial information is provided to directors on a monthly basis.

Risk Oversight

While risk management is the primary responsibility of our management team, our board of directors is regularly involved in the oversight of the most material risks faced by us and monitors areas of risk as a routine board agenda item.  Of the seven members on the board, five are independent directors, and each of these five has extensive experience in managing companies in the travel industry.  In particular, four of the independent directors have each served more than ten years in executive or finance positions with airlines.  The other independent director has served more than ten years in executive positions in the resort and casino industry. Bringing this exceptional depth of experience, the board is involved with all critical decisions regarding strategic direction, choice of aircraft, significant aircraft purchase transactions, finance transactions, application of cash to stock repurchases or payment of dividends, fuel hedging opportunities, any merger and acquisition opportunities and any other material Company decisions outside of the ordinary course of our operations.

One area of risk oversight relates to our operations and the maintenance and safety of our aircraft.  In this regard, we have arranged for two of our independent directors to regularly meet with our operations and maintenance personnel and to report back to the board.  In addition, our senior operations personnel make a presentation to the board at each quarterly board meeting.  The airline experience of our board allows it to meaningfully participate in the oversight of this risk area.

Our board committees, which are comprised solely of independent directors, also participate in risk oversight.

The audit committee oversees risks related to our financial reporting and internal controls with quarterly meetings, including private sessions with our outside auditing firm, our internal audit personnel and management responsible for financial accounting.  Audit committee approval is also required for any related party transactions.

Our board, and the compensation committee in particular, manages the risk inherent in our compensation programs.  Our board believes the risk associated with our compensation programs has been reduced to a large extent as management’s interests are aligned with those of our stockholders since the bonus plan is based on Company profitability, the value of option and stock appreciation right grants is based on stock price appreciation and the vesting schedule associated with stock grants incentivize long-term growth and not short-term risk taking.  In addition, the majority of executive compensation is paid through cash bonuses tied to our profitability and equity grants under which the value depends on the value of our stock.  Further, our stockholders have not suffered any dilution from equity grants as the number of shares repurchased by us under stock repurchase plans has exceeded the number of shares subject to equity grants.

Even when the oversight of a specific area of risk has been delegated to a committee, the full board may maintain oversight over such risks through regular reports from the committee to the full board.

Code of Ethics

We have adopted a Corporate Code of Conduct and Ethics (the "Code of Ethics") that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as to other directors, officers and employees of ours. The Code of Ethics is posted on our website (www.allegiant.com) and is available in print free of charge to any shareholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to our outside counsel: Robert B. Goldberg, Ellis Funk, P.C., 3490 Piedmont Road, Suite 400, Atlanta, Georgia 30305. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website.

BOARD AUDIT COMMITTEE REPORT

The audit committee reports to our board of directors and is responsible for, among other things, considering the appointment of our independent auditors, reviewing their independence, reviewing with the auditors the plan and scope of the audit, monitoring the adequacy of reporting and internal controls and discussing our financial statements and other financial information with management and the independent auditors. The audit committee acts under a written charter adopted and approved by our board of directors.  Our board of directors has determined that none of the members of the audit committee has a relationship with our Company that may interfere with the audit committee’s independence from our Company and management.

Management has primary responsibility for the financial statements and the overall reporting process, including the system of internal controls. The independent auditors audit our financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows prepared in accordance with accounting principles generally accepted in the United States of America and discuss with the audit committee any issues they believe should be raised.  Our independent auditors also issue an opinion as to the effectiveness of our internal control over financial reporting.

In connection with the preparation and filing of our annual report on Form 10-K for the year ended December 31, 2013:

(1)
The audit committee reviewed and discussed our audited financial statements with management.  Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

(2)
The audit committee discussed with Ernst & Young, LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards Vol. 1.  AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

(3)
The audit committee received the written disclosures and the letter from Ernst & Young, LLP required by the applicable requirement of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with Ernst & Young, LLP the independence of that firm as our independent auditors. All audit and non-audit services provided by Ernst & Young, LLP were reviewed by the audit committee. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.

(4)
Based on the audit committee’s review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Gary Ellmer	Linda A. Marvin	Charles W. Pollard

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE OFFICERS

Our executive officers and their respective ages as of April 30, 2014, are as follows:

Name	Age	Position
Maurice J. Gallagher, Jr.	64	Chief Executive Officer and Chairman of the Board
Andrew C. Levy	44	Chief Operating Officer, Director, President
Scott Sheldon	36	Senior Vice President, Chief Financial Officer
Scott M. Allard	46	Senior Vice President, Chief Information Officer
Jude I. Bricker	40	Senior Vice President, Planning

Maurice J. Gallagher, Jr. - as a director, biographical information on Mr. Gallagher is located above.

Andrew C. Levy - as a director, biographical information on Mr. Levy is located above.

Scott Sheldon has served as our chief financial officer since May 2010, having served as our principal accounting officer from October 2007 until May 2010. Prior to that, Mr. Sheldon served as our director of accounting from May 2005 and as our accounting manager from 2004 until May 2005. From 2001 until 2004, Mr. Sheldon worked as a certified public accountant for the Perry-Smith, LLP regional public accounting firm in Sacramento, California.

Scott M. Allard was hired as our senior vice president, chief information officer in March 2011.  Mr. Allard worked as an independent consultant from July 2009 until December 2010, primarily for TheLadders.com (an Internet job search board) and Register.com (an Internet registrar) before beginning a consulting role for us.  Mr. Allard served as vice president, chief information officer, of Spirit Airlines from 2006 until June 2009.  Previously, he served as vice president, technology of Travelworm, an online travel company, from 2004 until 2006.  Prior to that, he held positions as application product manager for American Express and director of development for Priceline.com.

Jude I. Bricker was promoted to senior vice president, planning in April 2012, having served as vice president, corporate finance from April 2010 until April 2012 and in other positions for us since he joined Allegiant in 2006. From 2004 until 2006, Mr. Bricker was employed by American Airlines. Mr. Bricker served in the U.S. Marines from 1996 to 2002.

None of our executive officers is related to any other executive officer or to any of our directors. Our executive officers are elected annually by our board of directors and serve until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures in this proxy statement.

Our compensation committee is responsible for establishing and implementing our compensation philosophy.  We seek to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.  Our compensation committee is appointed by our board of directors.  Under the compensation committee charter, our compensation committee has responsibility for determining the compensation for our chief executive officer, for any other executive office who serves on the Board and for any of our other executive officers with a base salary of $200,000 or more.  Our compensation committee also approves equity grants under our long-term incentive plan.

Our named executive officers for 2013 were:

Maurice J. Gallgher, Jr.	Chairman and Chief Executive Officer
Andrew C. Levy	President, Chief Operating Officer and Director
Scott Sheldon	Senior Vice President, Chief Financial Officer
Scott M. Allard	Senior Vice President, Chief Information Officer
Jude I. Bricker	Senior Vice President, Planning

Compensation Philosophy and Objectives

The primary objectives of the compensation committee of our board of directors with respect to executive compensation are to retain the executive team that has been in place for several years, to attract additional talented people to become employed, to provide annual cash incentives upon achievement of measurable corporate performance objectives, and to assure executives' incentives are aligned with stockholder value creation. To achieve these objectives, the compensation committee maintains compensation plans that tie a significant portion of executives' total compensation to our financial performance (specifically to our operating margin). Overall, the total compensation opportunity is intended to create an executive compensation program: (i) providing for base compensation at reasonable levels, and (ii) rewarding our named executive officers for profitable performance and increased share value.

Our chief executive officer, Maurice J. Gallagher, Jr., has a substantial equity position. Historically, he has chosen to serve without any base salary whatsoever and expects to continue to serve without base salary into the future. In 2013, the compensation committee decided not to include Mr. Gallagher in the allocation of the cash bonus pool but granted him stock-based awards to reward him for our company's industry-leading profit margins.  Whether Mr. Gallagher will participate in future equity grants and the annual cash bonus will be determined in the discretion of the compensation committee from year to year and will depend on our profitability in relation to our expectations and other relevant factors.

     Although we do not benchmark total compensation or any material element of compensation against any other particular company or group of companies, we do consider executive compensation and operating margin levels at other airlines and on-line travel agencies in gauging the reasonableness of each element of the compensation package for our executive officers.  In particular, in determining cash bonus allocations and equity grants, we compare our executive compensation against averages of other airlines and on-line travel agencies in base salary levels, cash bonus amounts, cash bonus as a percentage of base salary, value of equity awards and total compensation in dollar amounts and in relation to the operating margin achieved by each company.  As we are focused on low costs as a company, our philosophy is to provide for lower than industry prevailing rates of base compensation but with opportunity to benefit from profitable operations in the form of cash bonuses and from stock value increases through equity awards.  The compensation philosophy employed has been implemented by us without use of any outside compensation consultants.

As our stockholders approved our executive pay policies by a wide margin at our 2011 stockholders meeting, we have not implemented any changes to our pay policies in response to the stockholder vote.

Mr. Gallagher makes recommendations to the compensation committee with respect to the portion of the cash bonus pool payable and granting of stock-based awards to other executive officers. The compensation committee typically asks Mr. Gallagher to participate in its deliberations concerning approval of cash bonuses payable to and stock awards granted to these executive officers.

Mr. Gallagher and Andrew Levy, our president, chief operating officer and director, participate in making recommendations to the compensation committee with respect to the total amount of cash bonuses to be paid, the allocation of the bonus pool among other officers and key employees of our company and the granting of stock-based awards to other officers and key employees.

     The compensation committee members consider the recommendations from management and also draw on the committee members' and the chief executive officer's substantial experience in managing companies in approving bonus levels and stock-based awards.

     We structure our executive compensation program to deliver the majority of remuneration through incentives that drive both operating results and long-term value.  During 2013, the substantial majority of each executive officer’s pay was at risk as more than 80% of each executive’s pay was payable under the cash bonus plan or long-term stock incentives.  The mix of components comprising 2013 compensation for the named executive officers in this proxy statement is illustrated below:

Name & Principal Position	Base Salary	Cash Bonus	Long-term Incentive	All other compensation
Maurice J. Gallagher, Jr., Chairman and Chief Executive Officer	—	—	88%	12%
Andrew C. Levy, Chief Operating Officer, Director, President	7%	17%	75%	1%
Scott Sheldon, Senior Vice President and Chief Financial Officer	16%	40%	42%	2%
Jude I. Bricker, Senior Vice President, Planning	16%	40%	42%	2%
Scott M. Allard, Chief Information Officer	17%	37%	44%	2%

Compensation Components

Compensation is broken out into the following components:

Base Salary.  Mr. Gallagher does not receive a base salary. In February 2013, Mr. Levy entered into a new employment agreement which provided for an increase in his base salary. As no other executive officer has a base salary of $200,000 or more, the base salary levels of other officers do not require compensation committee approval.

     Annual Discretionary Incentive Bonus Program.  We structure our annual bonus compensation program to reward named executive officers, other management employees (our vice presidents, director level employees and managers) and other employees for our successful performance and each individual's contribution to that performance. Depending on our profitability, cash bonuses may constitute a significant portion of our employees' total compensation. No cash bonus is earned unless our operating income exceeds 5% of our revenue for the year and, in that event, the total cash bonus pool will not exceed 10% of operating income. The final annual bonus pool amount is determined by our compensation committee after consideration of management recommendations and after the completion of the audit of our financial statements. The allocation of the bonus pool among groups of eligible employees and, for executive officers and other key employees, the division of the incentive compensation between cash and equity grants, are approved by the compensation committee without regard to any objective, predetermined individual performance criteria. The compensation committee relies significantly on the recommendation of our chief executive officer with respect to the participation level of our president and on executive management recommendations with respect to the bonus allocations for other employee groups and equity grants for other officers and managers.

     For financial statement reporting purposes, the bonus is accrued throughout each year based on an estimated payment amount. Under our program, our named executive officers are eligible to share in the bonus pool in amounts determined after the end of each year. Compensation committee approval is required for bonuses payable to our chief executive officer, other executive officers on the Board (Andrew Levy) and any other executive officers with an annual base salary of $200,000 or more (there are no others at this time).  Generally, payments under this cash bonus program are contingent upon continued employment through the actual date of payment.

Long-Term Incentive Program.  We believe long-term performance is achieved through an equity ownership culture that encourages long-term performance by our executive officers. Although our chief executive officer maintains a substantial equity stake in our company, the compensation committee has decided to provide him with grants of stock-based awards to reward him for the successful operating results of our company and to further incentivize him to seek additional stock price growth.

The compensation committee considers stock-based awards as part of the discretionary incentive program to our executive officers each year at the time the cash bonus allocations are finalized after the completion of the audit for the year.  Strike prices for options or stock appreciation rights (SARs) are established based on the market value of our stock at the time of grant when the final compensation decisions are made for the year.  This will typically occur in February or March following the end of each year.  Other than this annual evaluation of stock-based grants, we would typically only consider additional stock-based grants coincident with a new hire or promotion of management personnel.

Stock-based awards vest over a three year period to encourage continuing employment by the executive officers.  Grants of stock options and stock appreciation rights have a five year term to further encourage the officers to seek stock value appreciation over a period of time.

     The awards are set at amounts determined by the compensation committee to achieve a balance between meaningful incentives to our executive officers and reasonable compensation expense for our company. The compensation committee considers the current value of prior and newly granted awards, but does not target any particular weighting in comparison with the total compensation of each executive officer. Nor do we have a policy or target for the allocation between either cash and non-cash compensation or short-term and long-term incentive compensation.  However, in determining 2013 compensation for all executive officers other than our chief executive officer, the compensation committee approved payment of approximately 50% in cash and 50% in the value of equity grants.  Our chief executive officer received substantially all of his compensation for 2013 in the form of equity grants.

     In March 2013, equity grants were awarded to executive officers as part of their 2012 compensation package.

     In March 2014, we granted equity awards, consisting of restricted stock and stock options, to our named executive officers as part of their 2013 compensation package.  As all of these equity awards provide for a three-year vesting period, the compensation to the executive officers remains at risk subject to their continuing employment with us.  In the case of equity awards constituting a portion of the incentive compensation for all of our officers for 2013, 40% to 50% of the value of the equity awards was granted in the form of stock options, the entire value of which is at risk since the value of these equity grants will be based on appreciation in our stock price.  This further aligns our officers’ interests with the objective of increasing value to our stockholders.

     The compensation committee also considers the impact each equity grant will have on the future earnings of our company and dilution of our stockholders. The stock grants during the past several years have not been dilutive to our stockholders as the number of shares of stock repurchased by us in the open market under our stock repurchase plans has far exceeded the number of shares subject to equity grants under our long-term incentive plan.

     We do not have any guidelines for security ownership of management, nor do we restrict any individual executive’s ability to hedge the economic risk of stock ownership.

     Other Compensation.  Our officers participate in employee benefits generally available to our full-time employees. We have no current plans to make changes to the levels of benefits and perquisites provided for our named executive officers.

     401(k) Plan.  We maintain a 401(k) retirement plan that qualifies as a defined contribution plan under Internal Revenue Code section 401(a) and includes a cash or deferred arrangement that qualifies under Code Section 401(k). The plan was established and is maintained for the exclusive benefit of our eligible employees and their beneficiaries. We make matching contributions for active participants equal to 100% of their permitted contributions, up to a maximum of 5% of the participant's annual salary. Eligible employees are immediately 100% vested in their individual contributions and “safe harbor” matching contributions.

     Compensation Risk. The compensation committee has determined that our compensation programs do not pose significant risk to our company as management’s interests are aligned with those of our stockholders.  Except for those employee groups with whom we have reached a separate agreement on compensation, all employees are eligible to participate in the cash bonus program such that employees in any group or function are not included to the exclusion of employees in any other group or function. Further, the bonus pool depends on company-wide profitability such that rewards are based on the common goal of profitability. While the cash bonus program encourages short-term profitability, equity based grants to management employees under the long-term incentive plan encourage long-term success further reducing compensation risk.

Current Frequency of Shareholder Advisory Votes on the Compensation of Our Named Executive Officers.  Our board of directors has determined to include a stockholder advisory vote on the compensation of our named executive officers in our proxy materials every three years.  In making this determination, our board considered the outcome of the “say on pay frequency” advisory vote at the 2011 stockholders’ meeting. Although a slight majority of the votes of our stockholders were cast at the 2011 annual meeting in favor of holding an annual, non-binding advisory vote on executive compensation, more than 46% of the votes cast on the non-binding advisory “say on pay frequency” proposal were voted in favor of holding the non-binding advisory “say on pay” vote every three years. Further, our board considered (i) the advantage of a longer term perspective that a triennial vote would bring, in light of the significant equity component of our compensation program with vesting over three or more years, the value of which is directly linked to share price performance; (ii)  that a vote every three years provides a longer term compensation history and business performance track record against which to measure management's strategic long-term business decisions and more frequent votes may focus undue attention on the particular year being reported as opposed to the longer term focus we are seeking to achieve through our compensation policies; and (iii) the approval of our compensation program evidenced by the stockholders’ 2011 advisory “say on pay” vote on compensation.

As the last stockholder advisory vote on executive compensation was in 2011, a stockholder advisory vote on the compensation of our named executive officers will occur at this year’s annual meeting of stockholders.  The next required say on pay frequency vote is currently scheduled for our 2017 annual meeting of stockholders.

In conjunction with this year’s stockholder advisory vote on compensation of our executive officers and to present a longer-term view of executive compensation consistent with our decision to have a stockholder advisory vote every three years, the following table provides information regarding our financial performance and executive compensation for our top two officers over the preceding three-year period:

($ in thousands except per share amounts)	2011	2012	2013
Total Compensation (1)
CEO	$500	$755	$568
President	$1,515	$1,911	$ 5,207 (2)
Operating Income	$85,444	$132,304	$154,737
Operating Margin	11.0%	14.6%	15.5%
Fully diluted earnings per share	$2.57	$4.06	$4.82
Stock Price at end of year	$53.34	$73.41	$105.44
Market Capitalization at end of year (3)	$1,017,802	$1,419,457	$1,960,662
Dollars Returned to Stockholders:
Cash Dividends (4)	$—	$38,602	$41,787
Stock Repurchases	$1,493	$3,981	$83,462
Total Stockholder Return (5)	8.3%	41.4%	46.7%

(1)	Compensation shown is total compensation from Summary Compensation Table, including equity compensation valued as specified in the footnotes for such Table.

(2)
Includes equity grants with a value of approximately $3,000,000 issued to Mr. Levy at the time of his entry into a four-year employment agreement in February 2013. The equity grants vest over a three-year period.

(3)	Market capitalization equals total number of shares outstanding multiplied by the closing stock price on the last day of the year.

(4)	Cash dividends for 2013 include dividends declared in November 2013 and paid in January 2014.

(5)	Increase in stock price over prior year end plus per share cash dividends declared during the year as a percentage of the per share price at the beginning of the year.

Compensation of Named Executive Officers and Other Information

The following table shows the cash compensation paid or to be paid by us, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2013, 2012 and 2011 to our named executive officers:

SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)(2)	Option/SAR Awards ($) (3)	All Other Compensation (4)	Total
Maurice J. Gallagher, Jr.	2013	—	$—	$250,000	$250,100	$67,995	$568,095
Chief Executive Officer	2012	—	200,000	265,437	264,533	25,236	755,206
	2011	—	—	500,000	—	—	500,000

Andrew C. Levy (5)	2013	339,917	900,000	1,950,000	1,947,100	70,025	5,207,042
President and Chief Operating Officer	2012	285,000	775,000	411,368	410,032	29,510	1,910,910
	2011	285,000	615,000	615,020	—	—	1,515,020

Scott Sheldon	2013	195,000	470,000	300,100	200,100	22,653	1,187,853
Senior Vice President, Chief	2012	187,500	425,000	270,722	179,891	23,025	1,086,138
Financial Officer and Principal Accounting Officer	2011	175,000	300,000	300,000	—	—	775,000

Jude I. Bricker (6)	2013	188,712	470,000	300,100	200,100	26,159	1,185,071
Senior Vice President, Planning	2012	165,625	425,000	449,462	179,891	23,703	1,243,681

Scott M. Allard (7)	2013	193,428	425,000	300,100	200,100	23,979	1,142,607
Senior Vice President, Chief	2012	190,000	425,000	270,722	179,891	24,476	1,090,089
Information Officer	2011	155,532	230,000	722,300	—	—	1,107,832

(1)
The above tables do not include a column for change in pension value and nonqualified deferred compensation earnings as none of the named executive officers received any such compensation in the years disclosed.  Cash bonuses are reported in the year to which they relate, but are paid no later than the end of the first quarter of the following year.  Equity grants constituting part of the incentive bonus plan are reported in this table in the year to which they relate.  Other equity grants are reported in the year of grant. In our 2012 proxy statement reporting 2011 compensation, we reported all equity grants as compensation in the year of grant. We changed to the current presentation last year to better portray the compensation package received by our named executive officers with respect to each year. As we adjusted the 2011 compensation reflected in the above summary compensation table to be consistent with the presentations for 2012 and 2013, the above table will not reflect the same equity compensation amounts for 2011 which were reported in our 2012 proxy statement.

(2)
Represents the grant date fair value of restricted stock awards granted, as calculated in accordance with stock-based compensation accounting standards.  The fair value of each of these awards is based on the closing share price of the Company’s stock on the grant date.  Although the table above indicates the full grant date value of the awards in the year which the compensation is considered, the restricted stock granted vests over a three-year period.

(3)
Represents the grant date fair value of option and SAR awards granted, as calculated in accordance with stock-based accounting standards.  The fair value of these awards is determined under the Black-Scholes option pricing model. For the assumptions used for purposes of determining the value of these awards included in each year's compensation, please refer to Note 12 to our consolidated financial statements for the year ended December 31, 2013. Although the table above indicates the full grant date value of the awards in the year which the compensation is considered, the options and SARs granted vest over a three-year period.

(4)
All Other Compensation consists of our matching contributions under the 401(k) plan for all officers and cash dividends paid in 2013 and 2012 on shares of unvested restricted stock.  No dividends were paid in 2011 on shares of unvested restricted stock.  No amount is included in this column for the value of all perquisites and personal benefits, including flight benefits, as these benefits did not exceed $10,000 for any executive officer.

(5)	Mr. Levy has served as president throughout the period reported and as chief operating officer from October 2013 to present.

(6)	Mr. Bricker was promoted to senior vice president, planning in April 2012. Compensation for years prior to 2012 is not shown as he did not serve as an executive officer during such periods.

(7)
Mr. Allard was hired as our senior vice president, chief information officer in March 2011. The salary shown for Mr. Allard for 2011 is for the period from his hire date in March 2011 through the end of the year.

Mr. Gallagher serves without base compensation as a result of his substantial equity interest.  In 2013 and 2012, Mr. Gallagher received equity grants and an allocation under our annual cash bonus program in 2012 as a reward for our profitability achievements.

Mr. Levy’s base salary was established at $350,000 per year in connection with the new employment agreement entered into in February 2013. Under the employment agreement entered into at that time, Mr. Levy received grants of restricted stock and stock options reflected in the table of plan-based awards below, participates in our annual bonus program and is eligible to participate in future equity grants.

Mr. Sheldon’s base salary was established upon the recommendation of executive management and is reviewed from year to year.  Mr. Bricker’s base salary was increased to $175,000 per year upon his promotion to senior vice president, planning in May 2012 and is reviewed from year to year. Mr. Allard's base salary level was based on negotiations at the time of his employment in March 2011 and is reviewed from year to year.

The compensation committee is to approve all base salary, bonus payments and other compensation payments to executive officers serving on our board of directors and to any other officers making $200,000 or more per year in base salary.

For 2013, each executive officer received a bonus under our annual discretionary incentive bonus program.  No bonus is earned unless our operating income exceeds 5% of our revenue for the year and, in that event, the bonus pool will not exceed 10% of operating income.  The final bonus pool amount is determined by our compensation committee after review of the year-end financial statements and after consideration of management recommendations.  Each executive officer’s allocation of the bonus pool is determined by the compensation committee without regard to any objective, predetermined individual performance criteria.  The bonus allocation for any executive officer is not targeted at or limited to any particular percentage of base salary.  In determining 2013 compensation for our executive officers other than our chief executive officer, the compensation committee approved payment of 50% or more in the value of equity grants and the balance in cash.  The equity grants were split between restricted stock and stock options.

In 2013 and 2012, other compensation included cash dividends paid on unvested restricted stock.  No dividends were paid in 2011 on shares of unvested restricted stock. Other compensation also includes matching contributions under our 401(k) plan.  The amount of matching contribution paid for each executive officer depends on his salary reductions.

No executive officer’s salary and bonus is tied to any particular percentage of total compensation, but rather, bonus allocations are made based on our profitability and a subjective evaluation of each officer’s performance.

Grants of Plan-Based Awards in 2013

The following table describes grants of plan-based awards to our named executive officers during 2013:

Name	Grant date	Stock awards: number of shares of stock (1) (#)	Option/SAR awards: number of securities underlying options (#)	Exercise or base price of option/SAR awards ($/sh)	Grant date fair value (2) of stock awards $
Maurice J. Gallagher, Jr.	3/8/2013 (3)	3,114			265,437
Maurice J. Gallagher, Jr.	3/8/2013 (3)		12,645	85.24	264,533
Andrew C. Levy	2/26/2013	18,682			1,500,000
Andrew C. Levy	2/26/2013		75,796	80.29	1,497,000
Andrew C. Levy	3/8/2013 (3)	4,826			411,368
Andrew C. Levy	3/8/2013 (3)		19,600	85.24	410,032
Scott Sheldon	3/8/2013 (3)	3,176			270,722
Scott Sheldon	3/8/2013 (3)		8,599 (4)	85.24	179,891
Jude I. Bricker	3/8/2013 (3)	3,176			270,722
Jude I. Bricker	3/8/2013 (3)		8,599 (4)	85.24	179,891
Scott M. Allard	3/8/2013 (3)	3,176			270,722
Scott M. Allard	3/8/2013 (3)		8,599 (4)	85.24	179,891

(1)	Grant of restricted stock.

(2)
As determined as set forth in Note 12 to our consolidated financial statements. Although the table above indicates the full grant date value of the awards, the restricted stock, stock option and SAR awards granted vest over a three-year period.

(3)	All equity grants on March 8, 2013 were part of 2012 compensation and are reflected as such in the summary compensation table.

(4)	Each of these awards consists of a grant of SARs which may only be settled in cash at the time of exercise.

Our compensation committee considers grants of restricted stock, stock options and SARs to our executive officers annually.  The number of shares granted is not based on any particular percentage of the total compensation of the executive officer.  Our compensation committee determines the amount of equity grants in an attempt to provide meaningful incentives for the officers, but with consideration to the financial impact on our operating results.

The restricted stock, stock options and SARS granted to our executive officers in 2013 are subject to a three-year vesting schedule to encourage continued employment by the executive officers and the stock options and SARs have a five year term to provide incentives to create stock price appreciation over that period.

The grants of restricted stock, stock options and SARs in March 2013 are considered to be part of the compensation of our executive officers for 2012.  In March 2014, we granted to our executive officers shares of restricted stock and stock options as part of their 2013 compensation package.  The value of these grants is reflected in the summary compensation table above as part of each executive officer’s 2013 compensation.  The value of the equity grants in March 2013 is reflected in the summary compensation table above as part of each executive officer’s 2012 compensation.

Outstanding Equity Awards at Year End

The following table summarizes the number of shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2013:

Name	Number of Shares Underlying Exercisable Options/SARs (#)	Number of Shares Underlying Unexercisable Options/SARs (#)	Option/SAR Exercise Price $	Option/SAR Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (12)
Maurice J. Gallagher, Jr.	5,514 (1)	2,757 (1)	42.22	3/25/2016
		12,645 (2)	85.24	3/8/2018
					6,190 (8)	$652,674
					3,114 (9)	328,340
Andrew C. Levy	13,785 (1)	9,190 (1)	42.22	3/25/2016
	14,590 (4)		36.97	10/25/2017
	50,000 (6)		38.65	10/16/2014
		75,796 (3)	80.29	2/26/2018
		19,600 (2)	85.24	3/8/2018
					18,682 (7)	1,969,830
					7,614 (8)	802,820
					4,826 (9)	508,853
Scott Sheldon		4,136 (1)	42.22	3/25/2016
		8,599 (5)	85.24	3/8/2018
					3,714 (8)	391,604
					3,176 (9)	334,877
Jude I. Bricker		3,216 (1)	42.22	3/25/2016
		8,599 (5)	85.24	3/8/2018
					3,095 (8)	326,337
					3,176 (9)	334,877
					2,000 (11)	210,880
Scott M. Allard		8,599 (5)	85.24	3/8/2018
					3,714 (8)	391,604
					3,176 (9)	334,877
					3,333 (10)	351,432

(1)	These SARs which may only be settled in cash vest over a three year period with last remaining vesting on March 25, 2014.

(2)	These options vest over one-third on each of March 8, 2014, 2015, and 2016.

(3)	These options vest over one-third on each of February 26, 2014, 2015, and 2016.

(4)	These options vested over a four year period and were fully vested as of December 31, 2013.

(5)	These SARs which may only be settled in cash vest one-third on each of March 8, 2014, 2015, and 2016.

(6)	These SARs which may only be settled in stock, vested over a three year period, and were fully vested as of December 31, 2013.

(7)	Unvested restricted stock to vest one-third on each of February 26, 2014, 2015, and 2016.

(8)	Unvested restricted stock to vest one-half on each of February 8, 2014 and 2015.

(9)	Unvested restricted stock to vest one-third on each of March 8, 2014, 2015, and 2016.

(10)	Unvested restricted stock to vest on March 7, 2014.

(11)	Unvested restricted stock to vest one-half on each of April 24, 2014 and 2015.

(12)	Based on our closing stock price of $105.44 on December 31, 2013.

Option Exercises and Stock Vested Table

The following table summarizes the number of option/SAR awards exercised and stock awards vested by our named executive officers in 2013 and the value realized on option/SAR exercise or stock award vesting:

	Option/SAR Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Maurice J. Gallagher, Jr.			3,095	241,781 (2)
			3,333	268,107 (3)
Andrew C. Levy	25,000	1,509,157 (1)
			3,807	297,403 (2)
			3,333	268,107 (3)
Scott Sheldon	8,270	405,313 (5)
			1,857	145,069 (2)
			1,667	134,093 (3)
			834	79,422 (6)
Jude I. Bricker	3,216	148,193 (5)
			1,548	120,930 (2)
			1,167	93,873 (3)
			1,000	92,230 (7)
Scott M. Allard			1,857	145,069 (2)
			3,333	281,405 (4)

(1)	Based on actual sale price of shares on dates of option exercise (shares were sold by officer on the dates of option exercise).

(2)	Based on our closing stock price of $78.12 on February 8, 2013, the date of vesting.

(3)	Based on our closing stock price of $80.44 on February 15, 2013, the date of vesting.

(4)	Based on our closing stock price of $84.43 on March 7, 2013, the date of vesting.

(5)	Based on value of awards on date of SAR exercise (share price at date of exercise less exercise price).

(6)	Based on our closing stock price of $95.23 on May 18, 2013, the date of vesting.

(7)	Based on our closing stock price of $92.23 on April 24, 2013, the date of vesting.

Employee Benefit Plans

Long-Term Incentive Plan

Our Long-Term Incentive Plan (the “2006 Plan”) was adopted by our board of directors and approved by the stockholders in 2006. All outstanding options under the predecessor Allegiant Air 2004 Share Option Plan have been transferred to our 2006 Plan, and no further stock-based awards will be made under that predecessor plan. The transferred options continue to be governed by their existing terms. Except as otherwise noted below, the transferred options have substantially the same terms as grants made under our 2006 Plan.

We have reserved 3,000,000 shares of our common stock for issuance under our 2006 Plan. Such share reserve consists of 500,000 shares that were carried over from our predecessor plan, including the shares subject to outstanding options thereunder. In addition, no participant in our 2006 Plan may be granted stock-based awards for more than 100,000 shares of our common stock per calendar year.

The individuals eligible to participate in our 2006 Plan include our officers and other employees, our non-employee board members and any consultants we engage.

Our 2006 Plan is administered by the compensation committee. This committee determines which eligible individuals are to receive stock-based awards, the time or times when such stock-based awards are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, and the terms and conditions of each award including, without limitation, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding, provided that no option term may exceed ten years measured from the date of grant.

Vesting of any option grant is contingent on continued service with us. Upon the cessation of an optionee’s service, any unvested options will terminate and will be forfeited. Any vested, but unexercised options (i) will terminate immediately if the optionee is terminated for misconduct, or (ii) if the cessation of service is other than for misconduct, will remain exercisable for such period of time as determined by the compensation committee at the time of grant and set forth in the documents evidencing the option. The compensation committee has the discretion, however, at any time while the option remains outstanding to (i) extend the period of time that the option may be exercisable following the cessation of an optionee’s service (but not beyond the term of the option) and (ii) permit the optionee to exercise following a cessation of service options that were not vested at the time of the cessation of service.

The exercise price for the shares of the common stock subject to option grants made under our 2006 plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date.

The compensation committee has the authority to cancel outstanding options under our option plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

In the event we are acquired by a merger, a sale by our stockholders of more than 50% of our outstanding voting stock or a sale of all or substantially all of our assets, each outstanding option under our option plan which will not be assumed by the successor corporation or otherwise continued in effect may accelerate in full to the extent provided in the applicable stock option agreement. However, the compensation committee has complete discretion to structure any or all of the options under the option plan so those options will (or may not) immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation or otherwise continued in effect. Alternatively, the compensation committee may condition such accelerated vesting upon the subsequent termination of the optionee’s service with us or the acquiring entity.

We intend that any compensation deemed paid by us in connection with the exercise of options or stock appreciation rights granted under our 2006 Plan for the disposition of the shares purchased or acquired under those options or stock appreciation rights will be regarded as “performance-based,” within the meaning of Section 162(m) of the Internal Revenue Code and that such compensation will not be subject to the annual $1 million limitation on the deductibility of compensation paid to covered executive officers which otherwise would be imposed pursuant to Section 162(m).

For accounting purposes, compensation expense related to equity based awards under the 2006 Plan is measured and recognized in accordance with stock-based compensation accounting standards.

Our board may amend or modify the 2006 Plan at any time, subject to any required stockholder approval, or participant consent. The 2006 Plan will terminate no later than March 31, 2016.

Director Compensation

The members of our board of directors receive an annual retainer of $20,000 per year plus an additional $5,000 for each meeting attended and will also be reimbursed for their out-of-pocket expenses.

Any new director will receive an initial grant of 1,000 shares of restricted stock on the date such individual joins the board. The restricted stock will vest over a period of two years upon the director’s completion of each year of board service over the two-year period measured from the grant date.

In addition, on the date of each annual stockholders meeting, each board member (other than executive officers) who is to continue to serve as a board member will automatically be granted 1,000 shares of restricted stock, provided such individual has served on our board for at least six months. The restricted shares subject to each annual automatic grant will vest upon the director’s completion of one year of board service measured from the grant date.

The following table illustrates the compensation earned or paid to our non-management directors during 2013:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards (2) ($)	All Other Compensation ($)	Total ($)
Montie Brewer	45,000	96,380	—	141,380
Gary Ellmer	45,000	96,380	—	141,380
Charles Pollard	45,000	96,380	—	141,380
Linda Marvin (3)	40,000	183,390	—	223,390
John Redmond	30,000	- (4)	—	30,000

(1)	Excludes expense reimbursements. We reimburse our directors for expenses incurred in attending board meetings.

(2)
Represents the grant date fair value of restricted stock awards granted to each director in 2013 based on the closing stock price on the date of grant.  All restricted stock granted to directors in 2013 will vest in 2014.

(3)	Linda Marvin received a grant of 1,000 shares of restricted stock upon her selection to the board in January 2013 and also received an annual grant of an additional 1,000 shares in July 2013.

(4)	John Redmond received a grant of 1,000 shares at the 2013 annual stockholders meeting, but forfeited his right to these shares when he resigned from the board.

In 2013, no directors received $10,000 or more in aggregate perquisites or other personal benefits, including the value of flight benefits. We do not provide tax gross-up payments to members of our board of directors.

As of December 31, 2013, each non-employee director held the following number of shares of restricted stock that have not vested:

Director Compensation Table - Outstanding Stock Awards

Name	Award Grant Date	Number of Shares not Vested	Grant Date Fair Value ($) (1)
Montie Brewer	6/4/2013	1,000	96,380
Gary Ellmer	6/4/2013	1,000	96,380
Charles Pollard	6/4/2013	1,000	96,380
Linda Marvin	1/29/2013	1,000	76,490
Linda Marvin	7/22/2013	1,000	106,900

(1)	Based on closing stock price on date of grant.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Potential Payments upon Termination of Employment and Change in Control

Under his 2013 employment agreement, Mr. Levy would receive a lump sum severance pay of $650,000 in the event of termination without cause or resignation for good reason. In addition, he would continue to receive fringe benefits for a 24-month period.  In addition, any unvested equity grants, including restricted stock, stock options and SARs, would vest immediately upon a termination without cause, resignation for good reason or change in control.  If such a termination, resignation or change of control had occurred on December 31, 2013, Mr. Levy would have realized approximately $6,164,869 from an acceleration of vesting of his theretofore unvested restricted stock (31,122 shares), unvested options (95,396 shares) and cash-settled SARs (9,190 shares) held as of December 31, 2013, based on the $105.44 closing stock price on that date.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee is responsible for, among other things, reviewing and approving salary, bonus and other compensation for our executive officers, and setting the overall compensation principles that guide the committee’s decision-making.  The compensation committee has reviewed the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement and discussed it with management.  Based on the review and discussions with management, the compensation committee recommended to our board of directors that the CD&A be included in this proxy statement.

COMPENSATION COMMITTEE

Montie R. Brewer	Charles Pollard

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

RELATED PARTY TRANSACTIONS

Since January 1, 2013, we have been a party to the following transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of our capital stock or any member of their immediate families had a direct or indirect material interest.

The building in which we maintain our headquarters is under a lease agreement with an entity owned by a limited partnership in which Maurice J. Gallagher, Jr. and John Redmond owned more than 50% interest as limited partners.  In June 2008, we obtained additional office space in the leased building through an amendment to the existing lease agreement with the landlord. The amended lease agreement has a ten year term. In June 2008, we entered into a lease agreement for office space to be used as our training facility which is located in a building adjacent to the location of our headquarters. The second building is also owned by an entity owned by the same limited partnership. The lease agreement for the second building is for a ten year term. During 2013, we paid approximately $4,811,000 to the landlords under those arrangements.  Rental payments in future years will exceed the amount paid in 2013 as a result of cost of living increases and common area maintenance charges.  The leases continue until 2018 unless we elect to terminate the lease for our headquarters building in 2015 which would also require us to pay for certain unamortized costs upon early termination.  The disinterested members of our board and audit committee have determined that the terms for the lease agreements are at least as favorable as we could have received in arms’ length transactions.

We paid $938,000 during 2013 to GMS Racing, LLC, a company controlled by Mr. Gallagher, for sponsorship of an auto race team featuring the Allegiant logo. Of the total amount paid, $187,000 related to expenses recognized in the fourth quarter of 2013 and the remaining amount will be amortized quarterly through the end of 2014.

All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or five percent stockholders are affiliated, will be approved by our audit committee and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act adopted in 2010, we are required to include in this Proxy Statement and to present at the meeting a non-binding stockholder vote to approve the compensation of our named executive officers, as disclosed in this proxy statement.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. To that end, we are asking our stockholders to vote “FOR” the following resolution at the 2014 annual meeting of stockholders:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2014 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosures.

As provided by law, this vote will not be binding on our board of directors and may not be construed as overruling a decision by our board or create or imply any additional fiduciary duty on the board. The vote will not affect any compensation paid or awarded to any executive.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.

Vote Required

The resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition to the resolution. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Because your vote is advisory, it will not be binding upon us, the compensation committee or our board. However, our compensation committee and our board value the opinions of our stockholders and to the extent there is any significant vote against our compensation practices for our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns when considering future executive compensation arrangements.

Recommendation of the Board

Our board of directors believes our compensation policies and procedures achieve our objectives and unanimously recommends that you vote FOR the approval of this resolution. Proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

PROPOSAL NO. 3

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has selected Ernst & Young, LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2014.  Ernst & Young, LLP has audited our financial statements since 2003.  At the meeting, our stockholders will be asked to ratify the selection of Ernst & Young, LLP as our independent registered public accountants for 2014.

Although there is no requirement we submit the appointment of independent registered public accountants to stockholders for ratification or that the appointed auditors be terminated if the ratification fails, our audit committee will consider the appointment of other independent registered public accountants if the stockholders choose not to ratify the appointment of Ernst & Young, LLP and may retain that firm or another firm without re-submitting the matter to our stockholders.  Even if the appointment is ratified, however, the audit committee of our board of directors may, in its discretion, direct the appointment of different independent registered accountants during the year, if the audit committee determines such a change would be in our best interests.

Representatives of Ernst & Young LLP are expected to be available in person during the annual meeting and while they do not plan to make a statement (although they will have the opportunity to do so), they will be available to respond to appropriate questions from stockholders.

Our board of directors recommends you vote FOR ratification of the appointment of Ernst & Young, LLP as our independent registered public accountants.

Principal Accountant Fees and Services

Audit Fees

The aggregate fees billed by Ernst & Young, LLP for the audit of our annual financial statements and services that are normally provided by the accounting firm in connection with statutory and regulatory filings were approximately $635,000 for the year ended December 31, 2013 and $664,000 for the year ended December 31, 2012.

Audit-Related Fees

No fees were billed by Ernst & Young, LLP for assurance and related services that were reasonably related to the performance of the audit referred to above during 2013 or 2012.

Tax Fees

The aggregate fees rendered by Ernst & Young, LLP for tax compliance, tax advice or tax planning services were approximately $56,000 during 2013 and $114,000 during 2012.

All Other Fees

Ernst & Young, LLP did not provide any professional services during 2013 or 2012 other than those described under the caption “Audit Fees” and “Tax Fees” above.

All non-audit services require an engagement letter to be signed prior to commencing any services. The engagement letter must detail the fee estimates and the scope of services to be provided. The current policy of our audit committee requires pre-approval from our audit committee of the non-audit services in advance of the engagement and the audit committee's responsibilities in this regard may not be delegated to management. No non-audit services were rendered that were not in compliance with this policy.

PROPOSAL NO. 4

APPROVAL OF ALLEGIANT TRAVEL COMPANY
2014 EMPLOYEE STOCK PURCHASE PLAN

We are requesting our stockholders approve the Allegiant Travel Company 2014 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan was adopted by our Board of Directors on April 22, 2014, subject to stockholder approval. The Purchase Plan is intended to meet the requirements of an "employee stock purchase plan," as defined in Section 423 of the Internal Revenue Code. The purpose of the Purchase Plan is to provide eligible employees of our Company with the opportunity to acquire an equity interest in the Company through participation in a payroll deduction-based employee stock purchase plan that is tax qualified under Code Section 423. The Board views the Purchase Plan as a positive development for stockholders, as it more closely aligns the interests of our employees with the interests of our stockholders.

Under the Purchase Plan, our employees will have an opportunity to acquire our common stock at a specified discount from the fair market value as permitted by Code Section 423. The Board has appointed a committee of officers, other managers and counsel to serve as Plan Administrator for the Purchase Plan. The Board may amend or terminate the Purchase Plan with certain amendments requiring stockholder approval.

The following is a summary of the material features of the Purchase Plan. This summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan and is qualified in its entirety by the copy of the Purchase Plan which is attached as Appendix A.

Administration

The Purchase Plan will be administered by a Plan Administrator committee appointed by our Board. Such committee has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

Common shares subject to the Employee Stock Purchase Plan

We have reserved 1,000,000 shares of our common stock for issuance or purchase under the Purchase Plan over the term of the Purchase Plan. The shares may be made available from authorized but unissued shares of our common stock, treasury stock or may be purchased by our agent in the open market for allocation to participants’ accounts as of the end of an offering period. Any shares issued or acquired under the Purchase Plan will reduce, on a share-for-share basis, the number of shares available for subsequent issuance or purchase under the Purchase Plan.

During any one calendar year, a participant may not purchase more than $25,000 of our common stock pursuant to the Purchase Plan and a participant will not be granted a purchase right if, immediately after the purchase right grant, the participant would own or would be able to own 5% or more of the total voting power or value of our stock. Should the total number of shares of our common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares available for issuance under the Purchase Plan at that time, then the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock allocated to such individual, will be refunded.

In the event any change is made to the outstanding shares of our common stock by reason of any recapitalization, stock split, stock dividend or other change in corporate structure without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number of shares which may be issued or acquired under the Purchase Plan, and (ii) the number of shares subject to each outstanding purchase right and the purchase price payable per share.

Eligibility and participation

Generally, any employee of the Company (including any employee directors and executive officers) who has been employed for at least three months at the beginning of an offering period will be eligible to participate in the Purchase Plan for as long as he or she remains an employee. As required by Section 423 of the Code, participants in the Purchase Plan will generally all have the same rights and privileges. The Purchase Plan allows the Company to exclude certain categories of employees from participation in accordance with Code Section 423. The Plan Administrator shall have the right to revise the eligibility requirements within the parameters allowed under Code Section 423. As of April 25, 2014, approximately 2,142 employees would qualify to be eligible to participate in the Purchase Plan.

Offering periods and purchase dates

Shares of our common stock will be offered under the Purchase Plan through a series of offering periods, each with a maximum duration of twenty-seven months. Offering periods will generally commence on the first trading day of November and May each year. The Purchase Plan initially has established offering periods with a duration of six months and the initial offering periods are expected to commence in November 2014 and May 2015 assuming stockholder approval of this proposal is obtained. Each participant's purchase right is granted on the first day of the offering period and will be automatically exercised on the last trading day of each such semi-annual offering period unless the participant elects to withdraw his or her accumulated funds. However, the Plan Administrator committee has the discretionary authority to change the frequency and duration of the offering periods and purchase periods.

Each purchase right entitles the participant to purchase the whole number of shares of common stock obtained by dividing the participant's accumulated payroll deductions for each purchase period by the purchase price in effect for that offering period.

A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant may elect to withdraw his or her funds from the Purchase Price and have the entire balance of his or her account refunded in cash without interest or may leave the accumulated payroll deductions in the Purchase Plan for application to the purchase of shares at the end of the offering period.

Purchase price

The purchase price of the common stock acquired on each purchase date is a designated percentage which will be determined by the Plan Administrator committee but will in no event be less than 85% or more than 95% of the lower of (i) the closing price per share of our common stock on the date the offering period begins or (ii) the closing price per share of our common stock on the date of purchase of the shares. The Purchase Plan has initially established that the purchase price will be equal to 95% of the closing price per share of our common stock on the date of purchase of the shares. However, the Plan Administrator committee has the discretionary authority to change the purchase price discount formula within the parameters described above. As of April 25, 2014, the closing price per share of our common stock as reported by NASDAQ was $116.92.

Payroll deductions and stock purchases

Each participant may authorize periodic payroll deductions of a minimum of 1% of his or her earnings each offering period (up to a maximum of 25% of earnings each offering period). A participant may also change his/her rate of payroll deductions during an offering period as permitted by the Purchase Plan and Plan Administrator. The accumulated deductions will automatically be applied on each purchase date to the purchase of whole shares of common stock at the purchase price in effect for that purchase date. Any funds remaining after purchasing the maximum number of whole shares will continue to be held for the benefit of the participant and applied to purchases at the end of the next offering period unless the participant elects to withdraw the remaining funds.

Termination of purchase rights

A participant may stop contributions to the Purchase Plan at any time, and his or her accumulated payroll deductions will, at the participant's election, either be refunded immediately or applied to the purchase of common stock on the expiration of the next offering period. A participant's purchase right will immediately terminate upon his or her cessation of employment for any reason. Any payroll deductions that the participant may have made for the purchase period in which such cessation of employment occurs will be refunded and will not be applied to the purchase of common stock.

Stockholder rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the purchase date.

Assignability

No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant's death.

Change in control

In the event the Company is liquidated, dissolved or experiences a change in control, all outstanding purchase rights will automatically be exercised prior to the effective date of such event (if such purchase rights are not being assumed by the acquirer).

Amendment and termination

Assuming the Purchase Plan is approved by our stockholders, the Purchase Plan will terminate upon the earlier of (i) the date on which all shares available for issuance thereunder are sold pursuant to exercises of purchase rights or (ii) October 31, 2024. No further stock purchases or grants of stock purchase rights will occur after the Purchase Plan is terminated.
The Board may at any time alter, suspend or discontinue the Purchase Plan. However, the Board may not, without stockholder approval, (i) increase the number of shares issuable under the Purchase Plan, or (ii) alter the purchase price formula so as to reduce the purchase price.

U.S. federal income tax consequences

The following is a summary of the principal United States Federal income taxation consequences to the Company and participants subject to U.S. taxation with respect to participation in the Purchase Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside.

The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Code Section 423. Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until either there is a sale or other disposition of the shares of common stock acquired under the Purchase Plan.

If a participant sells or otherwise disposes of the purchased shares within two years after the beginning of the offering period in which such shares were acquired or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing price of the shares on the purchase date exceeded the purchase price paid for those shares. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If a participant sells or disposes of the purchased shares more than two years after the beginning of the offering period in which the shares were acquired and more than one year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the selling price of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) the excess of the closing price for the shares on the offering date over the purchase price for the shares. Any additional gain upon the disposition will be taxed as a long-term capital gain.

We generally will not be entitled to a deduction with respect to the common stock purchased by an employee under the Purchase Plan unless the employee disposes of the common stock less than one year after the common stock is transferred to the employee or less than two years after the beginning of the offering period.

New plan benefits

The benefits to be received by our executive officers, directors and employees as a result of the proposed approval of the Purchase Plan are not determinable, since the amounts of future purchases by participants are based on elective participant contributions. No purchase rights have been granted, and no shares of common stock have been issued, with respect to the 1,000,000 share allocation for which stockholder approval is sought under this proposal.

Vote Required

The Proposal will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition to the Proposal. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the Proposal to adopt the Employee Stock Purchase Plan.

Our board of directors unanimously recommends a vote FOR the approval of the Allegiant Travel Company 2014 Employee Stock Purchase Plan.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

DIRECTOR ELECTION MAJORITY VOTE STANDARD

Amalgamated Bank’s Long View SmallCap 600 Index Fund, 275 Seventh Avenue, New York, New York 10001 (owner of 15,280 shares of our stock at the time the proposal was made) has advised us it plans to present the following proposal at our annual meeting. The proposal is included in this proxy statement pursuant to the rules of the SEC.

Stockholder Proposal

RESOLVED, that the shareholders of Allegiant Travel Company (“Allegiant Travel” or the “Company”) hereby request that the board of directors amend the Company’s governing documents and take such other steps as may be necessary to provide that at each shareholder meeting where there is an uncontested election for the board of directors, a director shall be elected by a majority of the votes cast with respect to that director, with any incumbent director who fails to achieve such a majority vote obliged to tender his or her resignation and the board obliged to decide and state publicly within 90 days whether it has accepted that resignation and the reasons for that decision.

Supporting Statement of Proponent

Allegiant Travel uses a “plurality vote” standard to elect directors. Thus, in an uncontested election, there is no way for shareholders to vote against an individual candidate; shareholders can merely “withhold” support for that candidate, who will be elected anyway. In effect, plurality voting allows a candidate to be elected even if a substantial majority of shares are not affirmatively voted in favor of that candidate.

This proposal asks the Board to adopt a “majority vote” policy for electing directors. This would mean that nominees for the board must receive a majority of the votes cast in order to be elected or re-elected to the board, i.e., the number of votes cast “for” a nominee must exceed the number of votes cast “against” a nominee. If the only options are to vote “yes” or to “withhold” support, then a “withhold” vote would count as a vote “against” the nominee.

In our view, an effective majority vote policy also requires incumbent directors who fail to win re-election to resign from the board. Without such a provision, the failure of a candidate to achieve a majority might be viewed as creating a vacancy, and state law may allow an incumbent to fill that “vacancy” until his or her successor is chosen.

Allowing a director to hold onto his or her seat in that situation undercuts the goal of majority voting, which is why resignations are required at companies that adopt majority voting and why in that situation a board must decide and announce within 90 days whether it will accept the resignation.

Majority voting has been adopted by hundreds of companies in recent years. In our view, such a “majority vote” standard in director elections would give shareholders a more meaningful role in the director election process. We believe that this Company should make appropriate changes to its governing documents to empower shareholders here.

We urge your support FOR this important director election reform.

Required Vote

The affirmative vote of a majority of the votes cast is required for approval of the foregoing proposal.

Allegiant Response to Proposal 5 - Director Election Majority Vote Standard

OUR BOARD OF DIRECTORS WILL OPPOSE THE PROPOSAL IF IT IS INTRODUCED AT THE 2014 ANNUAL MEETING AND RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Our Board recommends that shareholders vote against this proposal.

Our Board of Directors agrees that sound corporate governance policies and practices are important to the success of our Company. However, after careful review of the proposal in comparison to our current director election policies, our Board recommends a vote against this proposal for a number of reasons: it believes that adopting this proposal is unnecessary, would not enhance shareholder value and, therefore, is not in the best interest of our Company or our shareholders.

Based on current proxy voting trends and the influence of proxy voting advisory services, our Board believes most “withhold” votes for directors in uncontested elections occur as result of the rigid application of voting guidelines that heavily focus on technical corporate governance mechanics. These voting guidelines typically do not take into account the more important role of directors in setting strategic direction and making important business decisions.

In each year since our initial public offering in 2006, each director nominee has received well more than a majority of the votes cast. As a result, the outcome of director elections would not have been any different under the majority voting standard proposed.

Not only have our Directors historically received high levels of support, but our director nomination and election process has resulted in a Board with valuable experience in our industry. This nomination and election process has resulted in a Board consisting of highly-qualified Directors with diverse strengths who, except for our Chairman and CEO and President and COO, all meet the definition of independence under the Nasdaq listing standards. Because our shareholders have a history of electing highly-qualified and independent directors using a plurality voting system, a change in the director election process is not necessary to improve our corporate governance.

The plurality voting standard is the default standard under Nevada law, and our By-laws expressly provide for a plurality vote in the election of directors. Although there is ongoing public debate regarding the use of a majority vote standard, the merits of such a standard have not been established to our Board’s satisfaction. The decision to adopt a majority vote standard would be a significant departure from the widely accepted plurality standard, which historically has been effective in electing strong, independent directors to our Company’s Board. Furthermore, the procedures and state corporate law governing plurality voting, unlike majority voting, are well established and understood.

Our Board does not believe adopting a majority vote standard for uncontested director elections provides shareholders with any additional meaningful amount of input into the election of directors, and it imposes additional costs on our Company. Under the stockholder proposal, a nominee receiving fewer votes than a majority would be required to tender his/her resignation and the Board would then need to decide whether or not to accept the resignation and publicly announce its decision. If our Board decides not to accept the resignation, there would be no real effect to the adoption of the stockholder proposal as the results of the election are publicly disclosed on a Form 8-K anyway. If the Board decides to accept the resignation, a vacancy on the Board would be created and under our By-laws, our Board would have the authority to fill the vacancy without any further shareholder vote. Shareholders would have no greater assurance the person selected to fill the Board seat would be any more satisfactory than the person who failed to receive the majority vote. As the Nominating Committee is charged with the responsibility of evaluating and recommending the slate of Directors and the recommendation is approved by the full Board, it could be expected our Board and Nominating Committee would still view the election of the original nominee as in the best interests of our Company and our shareholders notwithstanding the number of votes withheld. On the other hand, addressing failed elections undoubtedly would be distracting to our Board and may require our Board and/or the Nominating Committee to repeat much of the process they went through prior to the shareholder meeting in order to select nominees.

As a result, our Board does not believe the stockholder proposal is likely to create any meaningfully greater enfranchisement of our shareholders.

Our Board of Directors Recommends You Vote “Against” Proposal 5.

STOCKHOLDER PROPOSALS

We currently expect to hold our 2015 annual meeting of stockholders in June and to mail proxy materials in May 2015.  In that regard, stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2015 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must submit the proposal to us at our offices at 8360 S. Durango Drive, Las Vegas, Nevada 89113, Attention: Jude Bricker, Secretary, not later than January 21, 2015.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household.  We will promptly deliver a separate copy of either document to you if you write us c/o Robert B. Goldberg, Esq., Ellis Funk, P.C., Suite 400, 3490 Piedmont Road, NE, Atlanta, Georgia 30305, or call Mr. Goldberg at (404) 233-2800.  If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Action on Other Matters at the Annual Meeting

At this time, we do not know of any other matters to be presented for action at the annual meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement.  If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.  YOUR COOPERATION WILL BE APPRECIATED.  YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

BY ORDER OF THE BOARD OF DIRECTORS,

Jude I. Bricker,
Secretary

Appendix A

ALLEGIANT TRAVEL COMPANY

2014 EMPLOYEE STOCK PURCHASE PLAN

ALLEGIANT TRAVEL COMPANY, a Nevada corporation (“the Company”) does hereby adopt this 2014 Employee Stock Purchase Plan.

W I T N E S S E T H:

WHEREAS, on April 22, 2014, the Board of Directors of the Company (the “Board”) did approve the adoption of this 2014 Employee Stock Purchase Plan (the “Plan”) on behalf of its eligible employees but subject to approval by the Company’s stockholders on or before April 22, 2015;

NOW, THEREFORE, the Plan shall read as follows:

ARTICLE I - PURPOSE

1.01.    Purpose.

The Allegiant Travel Company 2014 Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of Allegiant Travel Company and its Subsidiary Corporations with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Code Section 423. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

ARTICLE II - DEFINITIONS

2.01.    “Account” shall mean the separate bookkeeping account which shall be established for each Participant to record the payroll deductions made on his behalf to purchase shares of Common Stock under the Plan.

2.02.    “Board” shall mean the Board of Directors of the Company.

2.03.    “Business Day” shall mean each day on which the principal stock exchange on which the Common Stock of the Company is listed is open.

2.04.    “Code” shall mean the Internal Revenue Code of 1986, as now or hereafter amended.

2.05.    “Committee” shall mean the individuals described or appointed as set forth in Article XI.

2.06.    “Common Stock” shall mean the common stock, $.001 par value per share, of the Company.

2.07.    The “Company” shall mean Allegiant Travel Company, a Nevada corporation, and shall be deemed to include any corporation into which such entity shall be merged or consolidated.

2.08.    “Employee” means any person who is employed on a full-time or part-time basis by the Company and its Subsidiary Corporations; provided, however, that the Plan Administrator shall have the power to exclude any group of Employees who may be excluded consistent with the provisions of Code Section 423.

2.09.    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.10.    “Fair Market Value” means the closing per share selling price for Shares on the Nasdaq Stock Market or other stock exchange on which the Company’s Common Stock is actively traded on the relevant date, or if there were no sales on such date, the closing sales price on the immediately preceding trading date, in either case as reported by The Wall Street Journal or such other source selected in the discretion of the Plan Administrator (or its delegate). Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, Fair Market Value shall be determined by the Plan Administrator (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.11.     The “Holding Period” shall mean the holding period that is set forth in Section 423(a) of the Code, which, as of the date that the Company’s Board of Directors adopted this Plan, is the later of (a) the two-year period after the Offering Commencement Date and (b) the one-year period after transfer to a Participant of any Shares under the Plan.

2.12.    “Offering” shall mean the offer of shares of Common Stock to Participants during each Offering Period.

2.13.    “Offering Commencement Date” shall mean the first date of each Offering Period as set forth in Section 4.01 hereof.

2.14.    “Offering Period” shall mean each period from an Offering Commencement Date until the respective Offering Termination Date as set forth in Section 4.01 hereof; provided that no Offering Period shall exceed twenty-seven (27) months in duration.

2.15.    “Option Price” shall mean an amount equal to ninety-five percent (95%) of the Fair Market Value of a Share of Common Stock on the Offering Termination Date. For any Offering Period that has not yet commenced, the Plan Administrator, in its discretion and on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2, may determine that the Option Price will equal a different percentage of Fair Market Value or may determine that the Option Price shall be based on the Fair Market Value of a Share of Common Stock on the Offering Commencement Date. However, in no event shall the Option Price be less than eighty-five percent (85%) of the lower of: the closing price per share of Common Stock on the Nasdaq Stock Market (or other applicable stock exchange) on the applicable Offering Commencement Date; or the closing price per share of Common Stock on the Nasdaq Stock Market (or other applicable stock exchange) on the applicable Offering Termination Date. The percentage and date (that is, the Offering Commencement Date or Offering Termination Date) used to determine the Option Price for each Offering Period shall be announced on or before the beginning of any Offering Period and shall apply for such Offering Period and any subsequent Offering Periods until and unless a change in percentage or date is announced.

2.16.    “Offering Termination Date” shall mean the last date of each Offering Period as set forth in Section 4.01 hereof.

2.17.    “Participant” shall mean any Employee who becomes eligible to participate in this Plan as set forth in Section 3.01 hereof and who authorizes payroll deductions under this Plan.

2.18.    “Plan Administrator” shall mean any individual(s), committee or entity appointed by the Board, with such authority and power as the Board may determine, to administer the terms of the Plan.  The Plan Administrator may, in turn, delegate all or a portion of its authority to one or more individuals to perform administrative functions under the Plan.

2.19    “Purchase Date” means the date on which the funds in each Participant’s Account are applied to the purchase of shares of Common Stock as further described in Section 7.05.

2.20.    "Share" means a share of Common Stock.

2.21.    “Subsidiary Corporation” shall mean any present or future corporation or other entity which (i) would be a “subsidiary corporation” (as that term is defined in Section 421 et seq. of the Code) of the Company and (ii) is designated as a sponsor of the Plan by the Plan Administrator.

ARTICLE III - ELIGILBILITY AND PARTICIPATION

3.01.     Eligibility Requirements.

Any Employee shall be eligible to participate in Offerings under the Plan as of the first day of the Offering Period beginning on or after the date such Employee has completed three (3) months of continuous employment with the Company or such shorter or longer period of time as the Plan Administrator may determine within the rules for Code Section 423.

3.02.    Restrictions on Participation.

Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee).

3.03.     Commencement of Participation

An eligible Employee may become a Participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Plan Administrator on or before the date set therefor by the Plan Administrator, which date shall be on or before the Offering Commencement Date for each Offering. Payroll deductions for a Participant shall commence on or after the applicable Offering Commencement Date when his authorization for a payroll deduction becomes effective and shall continue until terminated by the Participant or by a withdrawal as provided herein.

ARTICLE IV-OFFERINGS

4.01.     Offerings.

The Plan initially will be implemented with semi-annual Offerings of the Company’s Common Stock beginning on the Offering Commencement Dates and terminating on the Offering Termination Dates indicated below. The initial Offering Period is to begin on November 1, 2014 and end on April 30, 2015 with the next Offering Period to begin on May 1, 2015 and end on October 31, 2015. Thereafter, the Offering Periods will begin on the first day of each November and May and will end on the last Business Day of each April and October. Each period from an Offering Commencement Date until the respective Offering Termination Date is referred to as the “Offering Period”. The Plan Administrator shall have the right to change the duration of the Offering Periods and their respective Offering Commencement Dates and Offering Termination Dates so long as any such change does not adversely affect the Plan's qualification as an employee stock purchase plan under Code Section 423.

4.02.    Stockholder Approval.

The Plan is subject to the approved by the stockholders of the Company and shall be void if not approved by the stockholders on or before April 22, 2015.

ARTICLE V-PAYROLL DEDUCTIONS

5.01.     Amount of Deduction.

At the time a Participant files his authorization for payroll deduction, he shall elect to have deductions made from his pay on each payday during the time he is a Participant in an Offering at a rate not less than one percent (1%) nor more than twenty-five percent (25%) of his compensation during any Offering Period.

5.02.     Participant's Account.

All payroll deductions made for a Participant shall be credited to his Account under the Plan. A Participant may not make any separate cash payment into such Account.

5.03.    Changes in Payroll Deductions.

A Participant may discontinue his payroll deductions at any time and may withdraw all amounts in his Account as provided in Article VIII. Any other changes to a Participant's payroll deductions can be made during an Offering Period only in accordance with rules established by the Plan Administrator. Once a Participant discontinues payroll deductions or withdraws uninvested cash amounts in his Account, such Participant shall not be allowed to recommence payroll deductions until the beginning of the next Offering Period unless the Plan Administrator otherwise permits.

5.04.    Leave of Absence.

If a Participant goes on a leave of absence, such Participant shall have the right to elect: (a) not to withdraw the balance in his Account pursuant to Section 7.03 hereof, or (b) to discontinue contributions to the Plan but remain a Participant in the Plan with respect to the amount then in his account.

ARTICLE VI - GRANTING OF OPTION

6.01.    Maximum Number of Shares Purchasable.

No option granted by operation of the Plan to any Participant in any Offering shall permit his rights to purchase shares of Common Stock under this Plan or under any other employee stock purchase plan (within the meaning of Code Section 423) of the Company to accrue (within the meaning of Code Section 423(b)(8)) at a rate which exceeds $25,000 in any calendar year or such other limitation as may be applicable under Section 423(b)(8) of the Code.

ARTICLE VII - EXERCISE OF OPTION

7.01.    Automatic Exercise.

Unless a Participant gives written notice to the Company as hereinafter provided, his option for the purchase of stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering Period, for the purchase of the maximum number of whole Shares which the accumulated payroll deductions in his Account at that time will purchase at the applicable Option Price.

7.02.    Fractional Shares.

Fractional shares may not be issued under the Plan. Any funds in a Participant’s Account not applied to the purchase of Shares shall remain in the Participant’s Account pending withdrawal or application to the purchase of Shares at the next Offering Termination Date.

7.03.    Election Not to Exercise Option.

By written notice to the Committee at any time prior to the Offering Termination Date applicable to any Offering Period, a Participant may elect not to exercise any options granted to him with respect to such Offering Period. Any such election shall be deemed to be a withdrawal of all the accumulated payroll deductions in his Account at such time unless, pursuant to rules established by the Plan Administrator, the Participant elects to have the funds remain in his Account pending withdrawal or application to the purchase of Shares at the next Offering Termination Date.

7.04.    Transferability of Option.

During a Participant’s lifetime, options held by such Participant shall be exercisable only by that Participant and no Participant in the Plan shall have the right to assign his interest in the Plan.

7.05.    Delivery of Stock; Nominee Record Holder.

As promptly as practicable after the Offering Termination Date of each Offering, the Company will deliver to each Participant, as appropriate, the Shares purchased upon exercise of his option. As an alternative, the Plan Administrator may make arrangements with a brokerage firm to establish a brokerage account for each Participant to which Shares purchased for the Participant upon exercise of an option hereunder shall be credited and held for the Participant. Notwithstanding the foregoing, at the option of the Plan Administrator, the Shares purchased may be issued, whether in the form of stock certificates or in book entry form, in the name of a nominee (the “Nominee”) on behalf of all Participants or on behalf of all Participants to whom fewer than a specified number of Shares are to be issued. If Common Stock is issued to a Nominee on behalf of all or some Participants, then the following shall apply: (i) each such Participant shall have all ownership rights attributable to the ownership of such Common Stock on his behalf, and (ii) the Company and the Nominee shall cause separate book entries to be made in the name of the Participant or shall cause separate stock certificates to be issued in the name of and delivered to such a Participant upon the earliest to occur of his request for the Shares to be issued in his name, his termination of employment with the Company for any reason whatsoever or the termination of the Plan. The Nominee may offer Participants the right to sell all or a portion of the Shares allocated to them. In such event, a Participant may request the Nominee to sell the Shares allocated to such Participant and the Nominee shall remit to the Participant the proceeds of the sale, less the expenses of sale.

The Company shall indemnify any such Nominee and hold it harmless from any and all actions, loss, damage or liability suffered by it as a result of serving as the Nominee for the Participants hereunder except to the extent caused by such Nominee's gross negligence or willful misconduct. The Company shall have the right to remove and replace any Nominee. By prior written notice to the Company, the Nominee may resign. Any Nominee removed or resigning shall take such action as may be necessary or desirable to transfer to the successor Nominee selected by the Company all shares of Common Stock then in its name as Nominee.

7.06.    Stock to be Issued/Purchased.

The Shares to be issued to Participant’s Accounts upon an Offering Termination Date may, at the Company’s option, be newly issued shares, treasury shares or the Company may direct an agent to purchase on the open market the number of Shares issuable to Participants on each Offering Termination Date. All costs associated with the purchase or issuance of Shares to be purchased by and allocated to Participants’ Accounts on each Offering Termination Date shall be borne by the Company.

7.07.    Tax Withholding.

At the time any option is exercised, or at the time some or all of the Shares issued under the Plan are disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s federal, state, local or any other tax liability payable to any authority, including social security or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant. In addition, the Company may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7.08    Reporting of Accounts.

Individual accounts will be maintained for each Participant in the Plan.  Statements of account will be given to Participants at least annually, which statements will set forth the amounts of Participant contributions, the per share purchase price for all options exercised for the benefit of the Participant, the number of Shares purchased and the remaining cash balance, if any.

ARTICLE VIII - WITHDRAWAL

8.01.    In General.

A Participant may withdraw payroll deductions credited to his Account under the Plan at any time by giving written notice to the Plan Administrator. All of the Participant's payroll deductions credited to his Account will be paid to him promptly after receipt of his notice of withdrawal, and such Participant shall not be allowed to reparticipate or authorize further payroll deductions under the Plan until the beginning of the next Offering Period beginning after the date of the withdrawal notice unless the Plan Administrator allows otherwise.

8.02.    Termination of Employment.

Upon termination of a Participant's employment for any reason, including retirement (but excluding death while in the employ of the Company), all purchase options for such Participant shall terminate and the payroll deductions credited to his Account will be returned to him.

8.03.    Termination of Employment Due to Death.

Upon termination of the Participant's employment because of his death, his beneficiary (as defined in Section 12.01) shall have the right to elect, by written notice given to the Plan Administrator prior to the Offering Termination Date, either: (a) to withdraw all of the payroll deductions credited to the Participant's Account under the Plan, or (b) to exercise the Participant's option for the purchase of Shares on the Offering Termination Date next following the date of the Participant's death for the purchase of the number of whole Shares which the accumulated payroll deductions in the Participant’s Account at the date of the Participant’s death will purchase at the applicable option price, in which event, any excess in such Account will be returned to said beneficiary. In the event that no such written notice of election shall be duly received by the Plan Administrator, the beneficiary shall automatically be deemed to have elected, pursuant to clause (b), to exercise the Participant’s option to purchase Shares.

8.04.    Leave of Absence.

A Participant on leave of absence shall, subject to the election made by such Participant pursuant to Section 5.04, continue to be a Participant in the Plan with respect to the amounts then in his Account so long as such Participant is on continuous leave of absence.

ARTICLE IX - NO INTEREST

9.01.    No Interest.

No interest will be paid or allowed on any money paid into the Plan or credited to the account of any Participant.

ARTICLE X - STOCK

10.01.    Maximum Number of Shares.

The maximum number of Shares which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 12.04, shall be 1,000,000 Shares for all Offerings. If the total number of Shares for which options are exercised on any Offering Termination Date in accordance with Article VI exceeds the maximum number of Shares available for purchase hereunder, the Plan Administrator shall make a pro rata allocation of the Shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him as promptly as possible. For the purposes of clarifying, but not limiting, the authority of the Plan Administrator in the preceding sentence, an equal allocation to each Participant or an allocation based on the relative amounts withheld would each result in a uniform and equitable pro rata allocation.

10.02.    Participant's Interest in Option Shares.

The Participant will have no interest in Shares covered by any option granted to him hereunder until such option has been exercised.

10.03.    Registration of Stock.

Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Nominee for such Participant as provided in Section 7.05 hereof.

10.04.    Conditions Upon Issuance of Shares

Shares will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto will comply with all applicable provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

10.05    Additional Restrictions.

The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3.  This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

ARTICLE XI - ADMINISTRATION

11.01.    Appointment of Plan Administrator.

The Board of Directors shall appoint a committee (the “Committee”) to serve as the Plan Administrator to administer the Plan, which may consist of persons who may or may not be members of the Board of Directors.

11.02.    Authority of Plan Administrator.

Subject to the express provisions of the Plan, the Plan Administrator shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. The Plan Administrator’s determination on the foregoing matters shall be conclusive and final and binding on all Participants.

11.03.    Rules Governing the Administration of the Plan Administrator.

The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. In the absence of action by the Board of Directors, the Committee shall have the ability to fill any vacancies created in its membership. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deemed advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Plan Administrator may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

11.04.    Notices.

All notices and other communications from a Participant to the Plan Administrator or Committee under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator or Committee when actually received in the form specified by the Plan Administrator at the location and by the person designated by the Plan Administrator for the receipt of such notices and communications.

ARTICLES XII - MISCELLANEOUS

12.01.    Designation of Beneficiary.

A Participant may file a written designation of a beneficiary who is to receive any Shares and/or cash. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Plan Administrator. Upon the death of a Participant and upon receipt by the Company of proof of identity and existence at the Participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Shares and/or cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents of the Participant as the Plan Administrator may determine. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the Shares or cash credited to the Participant under the Plan.

12.02.    Transferability.

Neither payroll deductions credited to a Participant's Account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than (i) by will or the laws of descent and distribution, or (ii) Shares held by the Nominee for the benefit of such Participant as provided in Section 7.05 hereof. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Plan Administrator may treat such act as an election to withdraw funds in accordance with the terms of the Plan.

12.03.    Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

12.04.    Adjustment Upon Changes in Capitalization.

(a)    If the outstanding shares of Common Stock of the Company have increased, decreased, changed into or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Plan Administrator in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof and the maximum number of shares which may be issued under the Plan as set forth in Section 10.01 shall also be proportionately adjusted.

(b)    Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the then current Offering Period shall (unless the successor to the Company assumes the obligations under this Plan) terminate on the effective date of such transaction and all outstanding options shall be exercised absent a withdrawal or directions from a Participant to the contrary.

12.05.    Amendment and Termination.

(a)    The Plan shall terminate as of the earliest of: (i) the date the maximum number of Shares available for purchase hereunder shall have been purchased in accordance with the terms of the Plan, (ii) October 31, 2024, or (iii) the date the Plan is terminated as provided in paragraph (b) below.

(b)    The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation (i) increase the maximum number of Shares which may be issued under the Plan (except pursuant to Section 12.04); or (ii) alter the option price formula so as to reduce the option price under the plan except to the extent permitted by Article VI hereof. No termination, modification or amendment of the Plan may, without the consent of a Participant then having an option under the Plan to purchase Shares, adversely affect the rights of such Participant under such option.

12.06.    Effective Date.

The Plan shall become effective as of the date approved by the Company’s stockholders.

12.07.    No Employment Rights.

The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any Shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

12.08.    Effect of Plan.

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

12.09.    Governing Law.

The laws of the State of Nevada will govern all matters relating to the Plan except to the extent superseded by the laws of the United States.

12.10.    Headings; Gender.

The headings to sections in the Plan have been included for convenience of reference only and shall not affect the interpretation of the Plan. As references herein to the masculine, feminine or neuter gender shall be interpreted to mean any other gender applicable.

12.11    No Strict Construction.

No rule of strict construction shall be implied against the Company, the Board, the Plan Administrator or any other person in the interpretation of any of the terms of the Plan, any award granted under the Plan or any rule or procedure established by the Board or Plan Administrator.

12.12    Captions.

All section headings used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

12.13    Severability.

Whenever possible, each provision in the Plan and every option at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law or the Code, but if any provision of the Plan or any option at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law or Code Section 423, then such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and all other provisions of the Plan and every other option at any time granted under the Plan shall remain in full force and effect.

ALLEGIANT TRAVEL COMPANY

By:_________________________

Title:________________________

ALLEGIANT TRAVEL COMPANY

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

↓ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ↓

PROXY

Please mark your votes like this **X**

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4 AND "AGAINST" PROPOSAL 5. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1. ELECTION OF DIRECTORS – **THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED.**

FOR ☐ WITHHOLD AUTHORITY ☐

(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below)

Montie Brewer *Gary Ellmer* *Maurice J. Gallagher, Jr.*

Andrew C. Levy *Linda A. Marvin* *Charles W. Pollard* *John Redmond*

MANAGEMENT PROPOSALS – THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4.

2. APPROVAL OF ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

FOR ☐ AGAINST ☐ ABSTAIN ☐

3. RATIFICATION OF ERNST & YOUNG, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

STOCKHOLDER PROPOSAL – THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

5. STOCKHOLDER PROPOSAL TO REQUIRE MAJORITY VOTE FOR DIRECTORS

FOR ☐ AGAINST ☐ ABSTAIN ☐

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ________________________ **Signature** ________________________ **Date** ____________

NOTE: Please sign exactly as name appears hereon. When shares are held in more than one name, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ALLEGIANT TRAVEL COMPANY

2014 ANNUAL STOCKHOLDERS MEETING

8360 SOUTH DURANGO DRIVE

LAS VEGAS, NEVADA 89113

WEDNESDAY, JUNE 18, 2014

10:00 a.m. (Pacific Time)

↓ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ↓

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 18, 2014
ALLEGIANT TRAVEL COMPANY

The undersigned hereby appoints Andrew C. Levy and Scott Sheldon, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of common stock held of record on April 21, 2014, at the Annual Meeting of the Stockholders to be held on June 18, 2014 at 10:00 a.m. (local time) at the Company's headquarters at 8360 South Durango Drive, Las Vegas, Nevada 89113, or any adjournment thereof.